As filed with the Securities and Exchange Commission on August 17, 2012

Registration No. 333-183098

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MYOS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Nevada	2834	51-0662991
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

45 Horsehill Road, Suite 106
Cedar Knolls, New Jersey 07927
(973) 509-0444
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Peter Levy
Chief Operating Officer
45 Horsehill Road, Suite 106
Cedar Knolls, New Jersey 07927
(973) 509-0444
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Stuart Neuhauser, Esq.
Ellenoff Grossman & Schole LLP
150 East 42nd Street
New York, New York 10017
(212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered (1)		Proposed Maximum Offering Price per Share (3)		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock Par Value $.001 Per Share	22,980,000	(2)	$0.245	(3)	$5,630,100	$645.21	(4)

(1)
In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of common stock registered hereby shall include an indeterminate number of additional shares of common stock that may be issuable as a result of anti-dilution adjustments.

(2)	Represents shares of common stock sold and issued to investors in a private placement.

(3)
Estimated solely for the purpose of computing the amount of registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices reported for shares of common stock of the registrant on August 2, 2012 of $0.245, as reported on the OTC Bulletin Board.

(4)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED AUGUST 17, 2012

MYOS CORPORATION

22,980,000 Shares of Common Stock

This prospectus relates to the sale or other disposition of 22,980,000 shares of common stock, par value $.001 per share, by the existing holders of the securities named in this prospectus, referred to as selling stockholders throughout this prospectus. This prospectus may be used by the selling stockholders named herein to resell, from time to time, any shares of our common stock included herein. For information about the selling stockholders, see the section entitled “Selling Stockholders.”

The selling stockholders may offer their shares of common stock from time to time through public or private transactions, on or off the OTC Bulletin Board at prevailing market prices, at prices related to the prevailing market prices, at fixed prices that may be changed, at privately negotiated prices or as otherwise described under the heading “Plan of Distribution.” We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders.

The selling stockholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation.

Our common stock is quoted on the OTC Bulletin Board under the symbol “MYOS.” The last reported sale price of our common stock as reported on the OTC Bulletin Board on August 15, 2012 was $0.30 per share.

Investing in our common stock involves a high degree of risk. You should carefully consider the matters discussed under the section entitled “Risk Factors” beginning on page 3 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is        , 2012.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the SEC.  You should rely only on the information provided in this prospectus and incorporated by reference in this prospectus.  We have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful.  The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.

Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.  The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.  The rules of the SEC may require us to update this prospectus in the future.

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. As this is a summary, it does not contain all of the information that you should consider in making an investment decision. You should read the entire prospectus carefully, including the information under “Risk Factors” and our financial statements and the related notes included in this prospectus, before investing. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

Overview

We were incorporated in the State of Nevada on April 11, 2007.  Prior to February 26, 2011, we did not have any operations and did not generate any revenues. Since February 26, 2011, our principal activities have been focused on the discovery, development and commercialization of therapeutic products, nutritional supplements and other technologies aimed at improving the health and performance of muscle tissue.  In February 2011, we acquired a platform dietary supplement product called MYO-T12. We intend to develop a marketing and sales strategy to maximize revenues from MYO-T12 in a consumer base of body builder, fitness and wellness users while conducting research and development activities to identify the value of this product in the broader markets, including the treatment of muscular-related conditions, including age-related muscle loss and sarcopenia.

On February 25, 2011, we, Atlas Acquisition Corp., our wholly-owned subsidiary, and Peak Wellness, Inc., or Peak, entered into an intellectual property purchase agreement, referred to herein as the purchase agreement, pursuant to which our subsidiary purchased from Peak the intellectual property pertaining to MYO-T12, a natural-myostatin inhibitor, including the formula, certain trademarks, trade secrets, patent applications and certain domain names.  In exchange for the assets, we paid Peak $1,150,000 (of which $450,000 was paid in cash and $700,000 via the issuance of a promissory note) and issued 7,024,000 shares of common stock to Peak.  As of February 22, 2012, the promissory note was paid in full.

Since our acquisition of MYO-T12, our business focus has been on the discovery, development and commercialization of therapeutic products, nutritional supplements and other technologies aimed at improving the health and performance of muscle tissue.  We have earned revenues through the sale and distribution of MYO-T12, a platform dietary supplement product.  Our principle objectives are to: (i) deepen the scientific understanding of the activity of our initial product MYO-T12, specifically as a modulator of the regulatory peptide myostatin, (ii) conduct research and development activities to evaluate myostatin modulation in a range of disorders, (iii) identify other products and technologies which may broaden our portfolio and define a business development strategy to protect, enhance and accelerate the growth of our products and (iv) create a marketing and sales apparatus through alliances to maximize near-term and future revenues. We believe that existing therapeutic targets, such as myostatin, represent a rational entry point for additional drug discovery efforts and are evaluating a strategy on this basis.

Our executive offices are currently located at 45 Horsehill Road, Suite 106, Cedar Knolls, New Jersey 07927 and our telephone number is (973) 509-0444.

Recent Developments

On July 6, 2012, we completed a private placement with certain accredited and institutional investors and  issued approximately 22.4 million shares of common stock for aggregate proceeds of approximately $5.6 million.

Concurrent with the private placement, holders of our 18% unsecured convertible promissory notes in the aggregate principal amount of $400,000, or the Notes, including Dr. Robert J. Hariri, our chairman of the board of directors, agreed to convert the Notes and any accrued interest on the Notes into 828,375 shares of our common stock at a conversion price of $0.20 per share. In addition, Dr. Hariri agreed to convert $99,500 in other outstanding loans and advances and any accrued interest thereon for 507,306 shares of our common stock at a conversion price of $0.20 per share.

On May 16, 2012, we entered into a distribution agreement with Maximum Human Performance, or MHP, a company engaged in the development, marketing and distribution of nutritional and other therapies for consumer use. Pursuant to the agreement, MHP will, on an exclusive basis, provide marketing, sales and distribution of MYO-T12 in retail and other outlets.  MHP agreed to pay us $195,301 upon the execution of the agreement, with such amount to be credited against future purchase orders by MHP. The agreement also provides additional supply and payment rights to MHP, on a non-exclusive basis, upon the termination of MHP’s exclusivity rights.

THE OFFERING

Securities offered by Selling Stockholders:	22,980,000 shares of common stock

Trading Market:	The common stock offered in this prospectus is quoted on the OTC Bulletin Board under the symbol “MYOS.”

Common Stock outstanding (as of August 2, 2012):	108,671,307 shares

Use of Proceeds:	We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders.

Plan of Distribution:
The selling stockholders, and their pledges, donees and transferees or other successors in interest, may from time to time offer and sell, separately or together, some or all of the common stock covered by this prospectus. Registration of the common stock covered by this prospectus does not mean, however, that those shares necessarily will be offered or sold. See “Plan of Distribution.”

Risk Factors:
Please read “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the securities offered in this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before purchasing our common stock, you should carefully consider the following risk factors as well as other information contained in this prospectus, including our financial statements and the related notes. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occur, our business, financial condition or results of operations could materially and adversely affected. In that case, the trading price of our securities could decline, and you may lose some or all of your investment.

RISKS RELATING TO OUR BUSINESS

Our limited operating history makes it difficult to evaluate our future prospects and results of operations.

We are a development stage company and have a limited operating history. Our future prospects should be considered in light of the risks and uncertainties experienced by early stage companies in evolving markets such as the market for our current product and future products, if any, in the United States.  We will continue to encounter risks and difficulties that companies at a similar stage of development frequently experience, including the potential failure to:

•	Offer products to attract customers;

•	Develop new products;

•	Conduct successful research and development activities;

•	Increase awareness of our brand and develop customer loyalty;

•	Respond to competitive market conditions;

•	Respond to changes in our regulatory environment;

•	Manage risks associated with intellectual property rights;

•	Maintain effective control of our costs and expenses; and

•	Attract, retain and motivate qualified personnel.

If we are unable to address any or all of the foregoing risks, our business may be materially and adversely affected.

MYO-T12 is currently our sole product and we are highly dependent on the successful marketing and sales of MYO-T12. There is no assurance that we will be able to develop any additional products.

MYO-T12 is currently our sole product.  For the year ended December 31, 2011, our revenues for this product were only $99,475 and for the six months ended June 30, 2012, our revenues for this product were $368,429 (which include sales to MHP of $312,480). We may fail to successfully market and promote MTO-T12.  Successfully marketing and promoting products such as MTO-T12 is a complex and uncertain process, dependent on the efforts of management, distributors, outside consultants and general economic conditions, among other things.  Any factors that adversely impact the marketing and sales of MYO-T12 including, but not limited to, competition, acceptance in the marketplace, or delays related to production and distribution or regulatory issues, will likely have a negative impact on our cash flow and operating results.  The commercial success of our product also depends upon:

●	the quality and acceptance of other competing brands and products;
●	creating effective distribution channels and brand awareness;
●	critical reviews;
●	the availability of alternatives;
●	general economic conditions; and
●	other tangible and intangible factors.

Each of these factors is subject to change and cannot be predicted with certainty. We cannot assure you that we will be successful in developing or marketing any potential enhancements to MYO-T12 or any other products.  Our inability to successfully market our current products and/or successfully develop and market additional products or any enhancements to our products which we may develop, would have a material adverse effect on our business and results of operations.

Our independent registered public accounting firm has issued a going concern opinion.

Our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. We plan to continue to provide for our capital requirements by issuing additional equity. No assurance can be given that additional capital will be available when required or on terms acceptable to us. We also cannot give assurance that we will achieve sufficient revenues in the future to achieve profitability and cash flow positive operations. The outcome of these matters cannot be predicted at this time and there are no assurances that, if achieved, we will have sufficient funds to execute our business plan or to generate positive operating results. The report of our independent auditors for the year ended December 31, 2011 contained an explanatory paragraph that the foregoing factors raised substantial doubt about our ability to continue as a going concern.

We have a history of losses and cash flow deficits, and we expect to continue to operate at a loss and to have negative cash flow for the foreseeable future, which could cause the price of our stock to decline.

We have incurred net losses since our inception. At June 30, 2012, we had cumulative net losses of approximately $7.8 million.  We also had negative cash flow from start-up activities.  Historically, we have funded our operations from the proceeds from the sale of equity securities, and to a lesser extent, internally generated funds.  Our growth strategy is to implement our strategic business plan, which is likely to result in additional losses and negative cash flow for the foreseeable future. We cannot give assurances that we will ever become profitable.

We will need to raise additional funds in the future to grow our business, which funds may not be available on acceptable terms or at all. If we are unable to raise funds as needed, we may not be able to maintain or expand our business.

We expect that our current funds, as of June 30, 2012, together with cash generated from operations and the private placement conducted in July 2012, will be sufficient to fund our projected operations through the next twelve months.  We will require substantial funds to fund operating expenses, fund research and development activities, develop manufacturing, marketing and sales capabilities and cover public company costs. We may seek additional funding through public or private financing or through collaborative arrangements with strategic partners.

The extent of our capital needs will depend on numerous factors, including (i) our profitability, (ii) the release of competitive products by our competition, (iii) the level of investment in research and development and (iv) the amount of our capital expenditures.  We cannot assure you that we will be able to obtain capital in the future to meet our needs.  If we cannot obtain additional funding, we may be required to limit our marketing efforts, decrease or eliminate capital expenditures or cease all or a portion of our operations, including any research and development activities.

We cannot be certain that additional capital will be available on favorable terms, if at all. In addition, any available additional financing may not be adequate to meet our goals. Any equity financing would result in dilution to stockholders.

Even if we are able to locate a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us.

Any future capital investments could dilute or otherwise materially adversely affect the holdings or rights of our existing stockholders.  In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock.  There is no assurance that any additional financing will be available, or if available, will be on terms favorable to us.

If we are unable to manage our growth, our business may be materially and adversely affected.

We need to manage growth in operations to maximize our potential growth and achieve our expected revenues.  In order to maximize potential growth in our current market, we believe that we must fully utilize our marketing operations.  This will require a constant flow of working capital.  Engaging the full capacity of our limited staff may place a significant strain on our management, operations, and accounting and information systems.  We expect that we will need to continue to improve our financial controls, operating procedures and management information system.  The failure to manage our growth could adversely affect our business and operations.

 If we are not able to implement our strategies to achieve our business objectives, our business operations and financial performance may be adversely affected.

Our principle objectives are to: (i) deepen the scientific understanding of the activity of our initial product MYO-T12, specifically as a modulator of the regulatory peptide myostatin, (ii) conduct research and development activities to evaluate myostatin modulation in a range of disorders, (iii) identify other products and technologies which may broaden our portfolio and define a business development strategy to protect, enhance and accelerate the growth of our products and (iv) create a marketing and sales apparatus through alliances to maximize near-term and future revenues. Our business plan is based on circumstances currently prevailing and the bases and assumptions that certain circumstances will or will not occur as well as the inherent risk and uncertainties involved in various stages of development.  However there is no assurance that we will be successful in implementing our strategies or that our strategies, even if implemented, will lead to the successful achievement of our objectives.  If we are not able to successfully implement our strategies, our business operations and financial performance may be adversely affected.

If we lose the services of our key personnel, we may be unable to replace them, and our business, financial condition and results of operations could be adversely affected.

Our success largely depends on the continued skills, experience, efforts and policies of our management, directors and other key personnel and our ability to continue to attract, motivate and retain highly qualified employees. In particular, certain of our directors, including Dr. Robert Hariri and Dr. Louis Aronne, have significant research and development experience and are integral to the creation of our future products and the execution of our business strategy.  In addition, our prospects depend substantially on the services of Peter Levy, our Chief Operating Officer.

If one or more of our key employees or directors leaves us, we will need to find a replacement with the combination of skills and attributes necessary to execute our strategy. Because competition for skilled employees is intense, and the process of finding qualified individuals can be lengthy and expensive, we believe that the loss of the services of key personnel could adversely affect our business, financial condition and results of operations. We cannot assure you that we will continue to retain such personnel.

Our failure to have a full-time Chief Financial Officer may negatively affect our business and operations.

We have a part-time interim Chief Financial Officer who is familiar with the accounting and reporting requirements of a U.S. publicly-listed company.  This position in a U.S. publicly-listed company is critical to our operations, and our failure to fill this position on a full-time basis may negatively impact our business and operations. It may also negatively impact the effectiveness of our disclosure controls and our internal controls over financial reporting. No assurances can be given that we will be able to identify or afford a full-time qualified candidate for this position.

Our success depends on our ability to anticipate and respond in a timely manner to changing consumer demands.

Our success depends on the appeal of our current and future products to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to change.  If our current and future products do not meet consumer demands, our sales may decline.  In addition, our growth depends upon our ability to develop new products through product line extensions and product modifications, which involve numerous risks.  We may not be able to accurately identify consumer preferences, translate our knowledge into customer accepted products or successfully integrate these products with our existing product platform or operations.  We may also experience increased expenses incurred in connection with product development, marketing and advertising that are not subsequently supported by a sufficient level of sales, which would negatively affect our margins.  Furthermore, product development may divert management’s attention from other business concerns, which could cause sales of our existing product to suffer.  We cannot assure you that newly developed products will contribute favorably to our operating results.

If our current or future products fail to properly perform, our business could suffer due to increased costs and reduced income.  Failure of our current or future products to meet consumer expectations could result in decreased sales, delayed market acceptance of our products, increased accounts receivable and divert our resources to reformulation or alternative products.

Intense competition from existing and new entities may adversely affect our revenues and profitability.

We face competitors that will attempt to create, or are already creating, products that are similar to our current and future products.  Many of our current and potential competitors have significantly longer operating histories and significantly greater managerial, financial, marketing, technical and other competitive resources, as well as greater name recognition, than we do.  These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers or adopt more aggressive pricing policies.  We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures we face will not harm our business.

Our business is dependent on continually developing or acquiring new and advanced products and processes and our failure to do so may cause us to lose our competitiveness and may adversely affect our operating results.

To remain competitive in our industry, we believe it is important to continually develop new and advanced products and processes.  There is no assurance that our competitors’ new products and processes will not render our existing products obsolete or non-competitive.  Our competitiveness in the marketplace relies upon our ability to enhance our current products, introduce new products, and develop and implement new technologies and processes.  Our failure to evolve and/or develop new or enhanced products may cause us to lose our competitiveness in the marketplace and adversely affect our operating results.

Adverse publicity or consumer perception of our products and any similar products distributed by others could harm our reputation and adversely affect our sales and revenues.

We are highly dependent upon positive consumer perceptions of the safety and quality of our products as well as similar products distributed by our competitors.  Consumer perception of dietary supplements and our products in particular can be substantially influenced by scientific research or findings, national media attention and other publicity about product use.  Adverse publicity from such sources regarding the safety, quality or efficacy of dietary supplements, in general, and our products in particular, could harm our reputation and results of operations.  The mere publication of reports asserting that such products may be harmful or questioning their efficacy could have a material adverse effect on our business, financial condition and results of operations, regardless of whether such reports are scientifically supported or whether the claimed harmful effects would be present at the dosages recommended for such products.

We may be exposed to material product liability claims, which could increase our costs and adversely affect our reputation and business.

As a marketer and distributor of products designed for human consumption, we are subject to product liability claims if the use of our products is alleged to have resulted in injury.  Previously unknown adverse reactions resulting from human consumption of these ingredients could occur.  The cost of defending against such claims can be substantially higher than the cost of settlement even when such claims are without merit.  The high cost to defend or settle product liability claims could have a material adverse effect on our business and operating results.

The scientific support for MYO-T12 is subject to uncertainty.

Our research, scientific knowledge and clinical testing supporting the benefits of our products are an essential element of our ability to legally market our products.  There is, however, the risk that new or undiscovered information may become available that may undermine or refute our scientific support.  In addition, our clinical testing of MYO-T12 has been limited in scope and additional testing may reveal deficiencies and side effects that we are currently unaware of. A reduction in the credibility of our scientific support for the nutritional benefits of MYO-T12 could have a material adverse effect on our operations and financial conditions.

If side effects associated with our current or future products are identified, we may be required to withdraw such products from the market, change the labeling of our product and/or be subject to product liability claims.

There is a potential for any ingested product to result in side effects in certain consumers.  Although we are not aware of any adverse effects of our product on the health of consumers, if any such side effects are identified after marketing and sale of the product, the product may be required to be withdrawn from the market or require a change in labeling. If a product liability claim is brought against us, it may, regardless of merit or eventual outcome, result in damage to our reputation, decreased demand for our products, costly litigation and loss of revenue.

We are dependent on third-party suppliers and a single manufacturer.

We currently rely on third-party suppliers to provide us with the raw materials for our products. In addition, we depend on one manufacturer (located in Germany) to manufacture our products.  If our suppliers cannot provide us with the required raw materials in a timely fashion or our sole manufacturer is unable or unwilling to produce sufficient quantities of our products, our business and revenues will be adversely affected.

A shortage in the supply of, or a price increase in, raw materials could increase our costs or adversely affect our sales and revenues.

All of the raw materials is sourced by our manufacturer from third-party suppliers with whom we do not, and our manufacturer may not, have significant long-term supply contracts.  Any shortages in our raw materials could result in materially higher raw material prices and adversely affect our ability to outsource the manufacture of our product.  Price increases from a supplier will affect our profitability if we are not able to pass price increases on to customers.  The inability to obtain adequate supplies of raw materials in a timely manner or a material increase in the price of our raw materials could have a material adverse effect on our business, financial condition and results of operations.

 We are dependent on a single distributor.

We currently depend on a distributor who, on an exclusive basis, provides marketing, sales and distribution of MYO-T12 in retail and other outlets. If our sole distributor is unable or unwilling to increase the sales of our products, our business and revenues will be adversely affected.

Our research and development activities may be costly and/or untimely, and there are no assurances that our research and development activities will either be successful or completed within the anticipated timeframe, if ever at all.

Research and development activities may be costly and/or untimely, and there are no assurances that our research and development activities will either be successful or completed within the anticipated timeframe, if at all. The continued research and development of MYO-T12 and our future products is important to our success. In addition, the development of new products requires significant research, development and testing all of which require significant investment and resources. At this time, our resources are limited and our research and development activities are dependent upon our ability to fund our activities and to raise capital which may not be possible.  We may enter into agreements with third party vendors to engage in research and development for us. However, the failure of the third-party research to perform under agreements entered into with us, or our failure to renew important research agreements with a third party, may delay or curtail our research and development efforts. The research and development of new products is costly and time consuming, and there are no assurances that our research and development activities will be successful.  Even if a new product is developed, there is no assurance that it will be commercialized or result in sales.

We may not be able to protect our intellectual property rights upon which our business relies, which could cause our assets to lose value.

Our business depends and will continue to depend on our intellectual property, including our valuable brands and internally-developed products. We believe our intellectual property rights are important to our continued success and our competitive position.  However, we may be unable or unwilling to strictly enforce our intellectual property rights, including our trademarks, from infringement.  In addition, we have not patented our intellectual property nor have we submitted a patent application to the U.S. Patent and Trademark Office for our product. Our failure to enforce our intellectual property rights could diminish the value of our brands and product offerings and harm our business and future growth prospects.

In addition, unauthorized parties may attempt to copy or otherwise obtain and use our services, technology and other intellectual property, and we cannot be certain that the steps we have taken to protect our proprietary rights will prevent any misappropriation or confusion among consumers and merchants, or unauthorized use of these rights. Advancements in technology have exacerbated the risk by making it easier to duplicate and disseminate intellectual property. In addition, as our business becomes more global in scope, we may not be able to protect our proprietary rights in a cost-effective manner in a multitude of jurisdictions with varying laws. If we are unable to procure, protect and enforce our intellectual property rights, we may not realize the full value of these assets, and our business may suffer. If we need to commence litigation to enforce our intellectual property rights or determine the validity and scope of the proprietary rights of others, such litigation may be costly and divert the attention of our management.

We may be subject to intellectual property rights claims, which are costly to defend, could require us to pay damages and could limit our ability to sell some of our products.

We may become subject to intellectual property litigation or infringement claims, which could cause us to incur significant expenses to defend such claims, divert management’s attention or prevent us from manufacturing, selling or using some aspect of our current or future products.  If we choose or are forced to settle such claims, we may be required to pay for a license to certain rights, pay royalties on both a retrospective and prospective basis, and/or cease manufacturing and selling certain infringing products.  Future infringement claims against us by third parties may adversely impact our business, financial condition and results of operations.

 We have not developed independent corporate governance.

We do not presently have audit, compensation, or nominating committees. This lack of independent controls over our corporate affairs may result in conflicts of interest between our officers, directors and our stockholders. We presently have no policy to resolve such conflicts. As a result, our directors have the ability to, among other things, determine their own level of compensation. Until we comply with such corporate governance measures to form audit and other board committees in a manner consistent with rules of a national securities exchange, there is no assurance that we will not be subject to any conflicts of interest. As a result, potential investors may be reluctant to provide us with funds necessary to expand our operations.

Our insurance coverage may be insufficient to cover our legal claims or other losses that we may incur in the future.

We maintain insurance, including property, general and product liability and other forms of insurance to protect ourselves against potential loss exposures.  In the future, insurance coverage may not be available at adequate levels or on adequate terms to cover potential losses.  If insurance coverage is inadequate or unavailable, we may face claims that exceed coverage limits or that are not covered, which could increase our costs and adversely affect our operating results.

We may be subject to uncertain and costly compliance with government regulations.

The manufacturing, processing, formulating, packaging, labeling, distributing, selling and advertising of our current and future products may be subject to regulation by one or more federal or state agencies.  The most active regulation is administered by the Food and Drug Administration, or FDA, which regulates our product pursuant to the Federal Food, Drug and Cosmetic Act, or FDCA, and regulations promulgated thereunder. In addition, the Dietary Supplement and Health Education Act, or DSHEA, which amended the FDCA, created a separate regulatory framework for the safety and labeling of dietary supplements. In particular, the FDA regulates the safety, manufacturing, labeling and distribution of dietary supplements, including vitamins, minerals and herbs.  In addition, the Federal Trade Commission, or FTC, has overlapping jurisdiction with the FDA to regulate the labeling, promotion and advertising of dietary supplements and foods. In addition, private agencies and web sites, such as the Better Business Bureau or various dietary supplement industry associations, provide voluntary claim advertising oversight.

Compliance with applicable FDA, FTC and any state or local statute is critical.  We believe that we are in compliance with applicable statutes. However, there can be no assurance that, should the FDA or FTC amend their guidelines or impose more stringent interpretations of current laws or regulations, we would be able to comply with these new guidelines.  We are unable to predict the nature of such future laws, regulations, interpretations or applications, nor can we predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future.  These regulations could, however, require the reformation of our product to meet new standards, market withdrawal or discontinuation of certain products not able to be reformulated.

We require our existing manufacturer to manufacture the product under Good Manufacturing Practices (GMPs), as specified by the FDA. We comply with the Adverse Event Reporting Act and have not been required to report any serious adverse event as defined in the statute. Food products, including dietary supplements, are deemed safe when used as directed. Our product contains an egg extract ingredient. Since eggs are considered a major food allergen under the Food Allergen Labeling and Consumer Protection Act of 2004, the labeling must note that the product contains egg yolk.

Advertising of dietary supplement products is subject to regulation by the FTC under the Federal Trade Commission Act, or FTCA, which prohibits unfair methods of competition and unfair or deceptive trade acts or practices in or affecting commerce.  The FTCA provides that the dissemination of any false advertising pertaining to foods, including dietary supplements, is an unfair or deceptive act or practice.  Under the FTC's substantiation doctrine, an advertiser is required to have a reasonable basis for all objective product claims before the claims are made. All advertising is required to be truthful and not misleading. All testimonials are required to be typical of the results the consumer may expect when using the product as directed. Accordingly, we are required to have adequate substantiation of all material advertising claims made for our products.  Failure to adequately substantiate claims may be considered either deceptive or unfair practices.

We are prohibited from developing a naturally occurring mammalian follistatin-based myostatin inhibitor.

Pursuant to Peak’s settlement agreement with a third party, such third party retained all rights to develop a naturally occurring mammalian follistatin-based myostatin inhibitor in which the follistatin is extracted from a single mammalian species.  As a result, we are prohibited from developing a naturally occurring mammalian follistatin-based myostatin inhibitor, which may limit our ability to improve our current product or develop additional products. Our inability to develop a naturally occurring mammalian follistatin-based myostatin inhibitor could have an adverse effect on our operations.

We have limited recourse in the event there are any breaches of the representations, warranties and covenants under the purchase agreement.

The purchase agreement provides that in the event of a breach of a representation, warranty or covenant of Peak, our sole remedy for such breach is against Peak. Accordingly, our inability to recover against Peak for any breach under the purchase agreement could have a material adverse effect on our operations.

RISKS RELATED TO OUR COMMON STOCK

Trading in our common stock over the last 12 months has been limited, so investors may not be able to sell as many of their shares as they want at prevailing prices.

Shares of our common stock are traded on the OTC Bulletin Board (and the OTCQB) under the symbol “MYOS.”  There has been limited trading in our shares over the last 12 months.  If limited trading in the common stock continues, it may be difficult for investors to sell such shares in the public market at any given time at prevailing prices.  Also, the sale of a large block of common stock could depress the market price of the common stock to a greater degree than a company that typically has a higher volume of trading of its securities.

An active and visible trading market for our common stock may not develop.

We cannot predict whether an active market for our common stock will develop in the future. In the absence of an active trading market:

●	Investors may have difficulty buying and selling or obtaining market quotations;

●	Market visibility for our common stock may be limited; and

●	A lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

The OTC Bulletin Board is an unorganized, inter-dealer, over-the-counter market that provides significantly less liquidity than NASDAQ Capital Market or the NYSE Amex.  The trading price of the common stock is expected to be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts’ earnings estimates, announcements of innovations by us or our competitors, general conditions in the industry in which we operate and other factors.  These fluctuations, as well as general economic and market conditions, may have a material or adverse effect on the market price of our common stock.

The market price for our stock may be volatile.

The market price for our stock may be volatile and subject to wide fluctuations in response to factors including the following:

●	actual or anticipated fluctuations in our quarterly operating results;

●	changes in financial estimates by securities research analysts;

●	conditions in neutraceutical and pharmaceutical markets;

●	changes in the economic performance or market valuations of other neutraceutical companies;

●	announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;

●	addition or departure of key personnel;

●	intellectual property or other litigation; and

●	general economic or political conditions.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies.  These market fluctuations may also materially and adversely affect the market price of our stock.

 Our stockholders may experience significant dilution if future equity offerings are used to fund operations or acquire complementary businesses.

If our future operations or acquisitions are financed through the issuance of equity securities, our stockholders could experience significant dilution. In addition, securities issued in connection with future financing activities or potential acquisitions may have rights and preferences senior to the rights and preferences of our common stock. We also intend to establish an incentive compensation plan for our management and employees. We expect to grant options or warrants to purchase shares of our common stock to our directors, employees and consultants. The issuance of shares of our common stock upon the exercise of these options may result in dilution to our stockholders.

Our current management can exert significant influence over us and make decisions that are not in the best interests of all stockholders.

Our executive officers and directors beneficially own as a group approximately 11.3% of our outstanding shares of common stock. As a result, they will be able to assert significant influence over all matters requiring stockholder approval, including the election and removal of directors and any change in control. In particular, this concentration of ownership of our outstanding shares of common stock could have the effect of delaying or preventing a change in control, or otherwise discouraging or preventing a potential acquirer from attempting to obtain control. This, in turn, could have a negative effect on the market price of our common stock. It could also prevent our stockholders from realizing a premium over the market prices for their shares of common stock. Moreover, the interests of the owners of this concentration of ownership may not always coincide with our interests or the interests of other stockholders and, accordingly, could cause us to enter into transactions or agreements that we would not otherwise consider.

Compliance with changing corporate governance regulations and public disclosure, and our management’s inexperience with such regulations, will result in additional expenses and creates a risk of non-compliance.

Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future.  Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting.  Our management team will need to invest significant time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.  In addition, our management has limited experience with compliance with U.S. securities laws.  This inexperience may cause us to fall out of compliance with applicable regulatory requirements, which could lead to enforcement action against us and a negative impact on our stock price.

 If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

We are subject to reporting obligations under the U.S. securities laws.  Accordingly, we are required to include a management report on our internal controls over financial reporting in our annual report, which contains management’s assessment of the effectiveness of our internal controls over financial reporting.  Our management has concluded that our internal controls over our financial reporting are not effective as of December 31, 2011. Effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to prevent fraud.  As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our stock.  Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with the other requirements of the Sarbanes-Oxley Act.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock, which is currently and will be quoted for trading on the OTC Bulletin Board, may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Exchange Act.  Our common stock may be a “penny stock” if it meets one or more of the following conditions: (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a recognized national exchange; (iii) it is not quoted on the Nasdaq Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.  The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15g-2 through 15g-9 promulgated under the Exchange Act.  For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account.  Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor.  This procedure requires the broker-dealer to: (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.  Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

We do not foresee paying cash dividends in the foreseeable future and, as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

We do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and currently intend to retain any future earnings for funding growth. As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income. Capital appreciation, if any, of our shares may be investors’ sole source of gain for the foreseeable future. Moreover, investors may not be able to resell their common stock at or above the price they paid for them.

We could issue blank check preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights, and provisions in our charter documents and under Nevada law could discourage a takeover that stockholders may consider favorable.

Our certificate of incorporation provides for the authorization to issue up to 25,000,000 shares of blank check preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors. Our board of directors is empowered, without stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. In addition, advanced notice is required prior to stockholder proposals.

RISKS RELATED TO OUR FUTURE PRODUCTS

The research and development of pharmaceutical products entails special considerations and risks. If we are successful in developing pharmaceutical products for muscular-related conditions, we will be subject to, and possibly adversely affected by, the following risks:

Our failure to obtain costly government approvals, including required FDA approvals, or to comply with ongoing governmental regulations relating to our technologies and proposed products and formulations could delay or limit introduction of our proposed formulations and products and result in failure to achieve revenues or maintain our ongoing business.

Our research and development activities for our products and product candidates are currently at an early development stage and are subject to extensive regulation for safety, efficacy and quality by numerous government authorities in the United States and abroad. Before receiving FDA regulatory clearance to market our future proposed formulations and products, we will have to demonstrate that our formulations and products are safe and effective in the patient population and for the diseases that are to be treated. Clinical trials, manufacturing and marketing of drugs are subject to the rigorous testing and approval process of the FDA and equivalent foreign regulatory authorities. The Federal Food, Drug and Cosmetic Act and other federal, state and foreign statutes and regulations govern and influence the testing, manufacture, labeling, advertising, distribution and promotion of drugs and medical devices. As a result, regulatory approvals can take a number of years or longer to accomplish and require the expenditure of substantial financial, managerial and other resources.

Conducting and completing the clinical trials necessary for FDA approval is costly and subject to intense regulatory scrutiny as well as the risk of failing to meet the primary endpoint of such trials. We will not be able to commercialize and sell our future products and formulations without successfully completing such trials.

In order to conduct clinical trials that are necessary to obtain approval by the FDA to market a formulation or product, it is necessary to receive clearance from the FDA to conduct such clinical trials. The FDA can halt clinical trials at any time for safety reasons or because we or our clinical investigators did not follow the FDA’s requirements for conducting clinical trials. If we are unable to receive clearance to conduct clinical trials or the trials are permanently halted by the FDA, we would not be able to achieve any revenue from such product as it is illegal to sell any drug or medical device for human consumption or use without FDA approval.

 Data obtained from clinical trials are susceptible to varying interpretations, which could delay, limit or prevent regulatory clearances.

Data we may obtain in the future, from non-clinical studies and clinical trials do not necessarily predict the results that will be obtained from later non-clinical studies and clinical trials. Moreover, non-clinical and clinical data are susceptible to multiple and varying interpretations, which could delay, limit or prevent regulatory approval. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The failure to adequately demonstrate the safety and effectiveness of a proposed formulation or product under development could delay or prevent regulatory clearance of the product candidate, resulting in delays to commercialization, and could materially harm our business. In addition, our clinical trials may not demonstrate sufficient levels of safety and efficacy necessary to obtain the requisite regulatory approvals for our drugs, and thus our proposed drugs may not be approved for marketing. Finally, if any of our clinical trials do not meet their primary endpoints, we would need to redo such clinical trials in order to progress development of the subject product. These additional trials would be costly and divert resources from other projects.

Competitors may develop competing technologies or products which outperform or supplant our technologies or products.

Drug companies and/or other technology companies may in the future seek to develop and market pharmaceutical products which may compete with our future technologies and products. Competitors may in the future develop similar or different technologies or products which may become more accepted by the marketplace or which may supplant our technology entirely. In addition, many of our future competitors may be significantly larger and better financed than we are, thus giving them a significant advantage over us.

We may be unable to respond to competitive forces presently in the marketplace (including competition from larger companies), which would severely impact our business. Moreover, should competing or dominating technologies or products come into existence and the owners thereof patent the applicable technological advances, we could also be required to license such technologies in order to continue to manufacture, market and sell our products. We may be unable to secure such licenses on commercially acceptable terms, or at all, and our resulting inability to manufacture, market and sell the affected products could have a material adverse effect on us.

The market for our product candidates is rapidly changing and competitive, and new drug delivery mechanisms, drug delivery technologies, new drugs and new treatments which may be developed by others could impair our ability to maintain and grow our business and remain competitive.

Even if successfully developed, our product candidates may not gain market acceptance among physicians, patients and healthcare payers, which may not utilize our products.  If our product candidates do not achieve market acceptance, our business and financial condition will be materially adversely affected. The pharmaceutical industry is subject to rapid and substantial technological change. Developments by others may render our technologies and our product candidates noncompetitive or obsolete, or we may be unable to keep pace with technological developments or other market factors. Technological competition from pharmaceutical and biotechnology companies, universities, governmental entities and others now existing or diversifying into the field is intense and is expected to increase. Many of these entities have significantly greater research and development capabilities, human resources and budgets than we do, as well as substantially more marketing, manufacturing, financial and managerial resources. These entities represent significant competition for us. Acquisitions of, or investments in, competing pharmaceutical or biotechnology companies by large corporations could increase such competitors’ financial, marketing, manufacturing and other resources.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes certain “forward-looking statements” relating to such matters as anticipated financial performance, future revenues or earnings, business prospects, projected ventures, new products and services, anticipated market performance and similar matters.  The words “may,” “will,” expect,” anticipate,” “continue,” “estimate,” “project,” “intend,” and similar expressions are intended to identify forward-looking statements regarding events, conditions, and financial trends that may affect future plans of operations, business strategy, operating results, and financial position.

We caution readers that a variety of factors could cause actual results to differ materially from anticipated results or other matters expressed in forward-looking statements. These risks and uncertainties, many of which are beyond our control, include:

●	our ability to produce, market and generate sales of our products;

●	our ability to develop and introduce new products;

●	projected future sales, profitability and other financial metrics;

●	our ability to attract and retain key members of our management team;

●	our reliance on third-party suppliers and a single manufacturer;

●	shortages in the supply of, or increases in the prices of, raw materials;

●	our ability to conduct research and development activities and the success of such activities;

●	our ability to obtain governmental approvals and comply with governmental regulations;

●	future financing plans;

●	anticipated needs for working capital;

●	anticipated trends in our industry;

●	our ability to expand our sales and marketing and other operational capabilities; and

●	competition existing today or that will likely arise in the future.

Although management believes the expectations reflected in these forward-looking statements are reasonable, such expectations cannot guarantee future results, levels of activity, performance or achievements.

Neither the information on our current or future website is, and such information shall not be deemed to be, a part of this prospectus or incorporated in filings we make with the Securities and Exchange Commission.

 USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock by the selling stockholders named in this prospectus. All proceeds from the sale of the common stock will be paid directly to the selling stockholders.

DIVIDEND POLICY

We have never paid or declared any cash dividends on our common stock. We currently intend to retain all available funds and any future earnings to fund the purchase of indium and expansion of our business, and we do not anticipate paying any cash dividends for the foreseeable future following this offering. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors deems relevant. In addition, the terms of any future debt or credit facility may preclude us from paying dividends.

Market Price and Dividend Information

Our common stock is quoted on the OTC Bulletin Board under the symbol “MYOS.” Quotations for our common stock are also available under the same symbol on OTC Market Group’s OTCQB. The high and low closing bid prices for shares of our common stock for each quarter within the last two fiscal years are as follows:

Period	High	Low
July 1, 2012 through September 30, 2012 (through August 2, 2012)	$0.49	$0.19

April 1, 2012 through June 30, 2012	$0.50	$0.09

January 1, 2012 through March 31, 2012	$0.14	$0.06

October 1, 2011 through December 31, 2011	$0.19	$0.08

July 1, 2011 through September 30, 2011	$0.47	$0.28

April 1, 2011 through June 30, 2011	$0.95	$0.60

January 1, 2011 through March 31, 2011	$1.01	$0.49

October 1, 2010 through December 31, 2010	$0.10	$0.10

July 1, 2010 through September 30, 2010	$2.45	$0.30

April 1, 2010 through June 30, 2010	$0.30	$0.10

January 1, 2010 through March 31, 2010	$0.07	$0.04

These bid prices were obtained from the OTC Bulletin Board and do not necessarily reflect actual transactions, retail markups, mark downs or commissions. As of August 15, 2012, the last reported sales price of our shares on the OTC Bulletin Board was $0.30. No assurance can be given that an established public market will develop in our common stock, or if any such market does develop, that it will continue or be sustained for any period of time.

We had approximately 143 record holders of the common stock as of August 2, 2012.  This does not include an indeterminate number of stockholders whose shares may be held by brokers in street name.  The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.  Holders of the common stock have no preemptive rights and no right to convert their common stock into any other securities.  There are no redemption or sinking fund provisions applicable to the common stock.

Our independent stock transfer agent is Island Stock Transfer which is located at 100 Second Avenue S., Suite 300N, St. Petersburg, Florida 33701.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition should be read in conjunction with our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forwarding looking statements as a result of certain factors, including but not limited to, those which are not within our control.

Overview

We were incorporated in the State of Nevada on April 11, 2007.  Prior to February 26, 2011, we did not have any operations and did not generate any revenues. Since February 26, 2011, our principal activities have been focused on the discovery, development and commercialization of therapeutic products, nutritional supplements and other technologies aimed at improving the health and performance of muscle tissue.  In February 2011, we acquired a platform dietary supplement product called MYO-T12. We intend to develop a marketing and sales strategy to maximize revenues from MYO-T12 in a consumer base of body builder, fitness and wellness users while conducting research and development activities to identify the value of this product in the broader markets, including the treatment of muscular-related conditions, including age-related muscle loss and sarcopenia.

Plan of Operation

We are focused on the development and commercialization of therapeutic and dietary products relating to muscle health, including the formulation, acquisition and distribution of nutritional, nutraceutical, physical performance enhancement and wellness products. Our initial core brand product is MYO-T12, a myostatin-inhibiting product. Our operations are supported by outside third party vendors, who also provide the order processing controls, such as electronic data interface with our customers. Our plan of action over the next twelve months is to produce our nutrition maximization and wellness products (principally our core product MYO-T12) for sale by our exclusive distributor, Maximum Human Performance ("MHP"), and to research and test new products in this area. The distribution agreement with MHP represents a significant shift away from our previous plan to market the product to the consumer as well as other retail distributors directly. Instead, we will co-brand our product under the MHP name and we will no longer be directly marketing or distributing the product. Our focus now will be to concentrate on reducing the cost of the product by finding more efficient manufacturing partners, conducting clinical trials of MYO-T12 and developing new products.

Three Months and Six Months Ended June 30, 2012 compared to the Three Months and Six Months Ended June 30, 2011

We are a development stage company that has generated minimal revenues. For the three months ended June 30, 2012, we generated revenues of $343,889 and incurred a net loss of $1,584,857. For the six months ended June 30, 2012, we generated revenues of $368,429 and incurred a net loss of $2,083,708. Revenues for both the three months and six months ended June 30, 2012 include sales to MHP of $312,480. Related to the sale to MHP, we incurred a co-op advertising obligation of $117,180 which was included in General and Administrative expenses for both periods. The net of the revenues and co-op advertising obligation was covered by the initial contract payment by MHP of $195,301. In order to continue as a going concern and achieve a profitable level of operations, we will need, among other things, additional capital resources and to develop a consistent source of revenues. We believe the distribution agreement with MHP will enable us to achieve the expected sales growth and we currently have sufficient product inventory to adequately fulfill a reasonable influx of orders in response to increased advertising and marketing.

In the period from April 11, 2007 (inception) to June 30, 2012, we generated revenues of $467,904 (including the sale to MHP of $312,480) while incurring $5,824,986 in general and administrative expenses. The cumulative net loss since inception was $7,814,954, including net non-cash derivatives valuation adjustments of $1,450,676 and intellectual property impairment charges of $2,662,000. For the six months ended June 30, 2012, we incurred general and administrative expenses of $1,033,007 compared to $2,324,387 for the six months ended June 30, 2011. Upon completion of our annual impairment testing for indefinite-lived intangible assets after the fourth quarter of 2011, we determined that the carrying values of the intellectual property intangible assets exceeded its fair value and we recorded noncash impairment charges totaling $2,662,000 in the Consolidated Statement of Operations, reducing the carrying value of the asset to its fair value of $2,000,000. We are required to revalue certain derivative financial instruments each quarter and the change in value from the dates of their original issuance in 2011 resulted in an increase to our net loss for the six months ended June 30, 2012 by $245,764. Such revaluations do not affect our cash flow.

Year Ended December 31, 2011 compared to Year Ended December 31, 2010

We are a development stage company that has generated minimal revenues and lack a stable customer base.  Since our inception to December 31, 2011, we only generated revenues of $99,475 and have a cumulative net loss of $5,731,246.  To achieve a profitable level of operations, we will need, among other things, to obtain additional capital resources and to develop a consistent source of revenues.  At this point, we believe that the best use of any additional funding would be to substantially increase advertising and other marketing efforts. We believe we have developed the infrastructure and have sufficient product inventory to adequately fulfill a reasonable influx of orders in response to advertising and marketing.

In the initial operating period from April 11, 2007 (inception) to December 31, 2011, we generated revenues of $99,475 while incurring $4,791,979 in general and administrative expenses. Our cumulative net loss since inception was $5,731,246, including net non-cash derivatives valuation adjustment of $1,696,440. For the year ended December 31, 2011, we incurred general and administrative expenses of $4,645,763 compared to $28,795 for the year ended December 31, 2010. Upon completion of our annual impairment testing for indefinite lived intangible assets after the fourth quarter of 2011, we determined that the carrying values of the intellectual property intangible assets exceeded its fair value and we recorded noncash impairment charges totaling $2,662,000 in the Consolidated Statement of Operations, reducing the MYO-T12 intellectual property asset to its fair value of $2,000,000. We are required to revalue certain derivative financial instruments each quarter and the change in value from the date of their original issuance of February 25, 2011 resulted in an increase to our net income for the year ended December 31, 2011 by $4,101,743. Such revaluations do not affect our cash flow.

Liquidity and Capital Resources

As of June 30, 2012, we had cash of $571,840 and $3,073,645 in total assets (which includes $2,000,000 of intangible assets). For the six months ended June 30, 2012, we used cash of $710,359 for operating activities.  We received aggregate gross proceeds of $1,745,000 from private placements of our securities during the quarter. The first installment of $350,000 on the note payable to Peak was paid on November 29, 2011 and the second and final installment of $350,000 was paid on February 21, 2012. In July 2012, the Company issued an aggregate of 19,980,000 shares of restricted common stock to accredited investors in a private placement and received aggregate gross proceeds of $4,995,000. We believe that with those additional private placement proceeds received, we will have sufficient funds for operations, inventory procurement and product development for the next 12 months.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that we consider material.

Critical Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes, and disclosure of contingent liabilities at the date of the financial statements. Estimates are used for, but not limited to, the selection of the useful lives of property and equipment, provisions necessary for contingent liabilities, fair values, revenue recognition, taxes, budgeted costs and other similar charges. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from these estimates.

Impact of Derivative Accounting

As a result of recent financing transactions we have entered into, our financial statements are impacted by the accounting effect of the application of derivative accounting. ASC Topic 815 and ASC Topic 815-40 govern the accounting treatment for both freestanding and embedded derivative financial instruments in our financial statements. Generally, warrants, conversion features in debt, and similar terms that include “full-ratchet” or reset provisions, which mean that the exercise or conversion price adjusts to pricing in subsequent sales or issuances, no longer meet the definition of indexed to a company's own stock and are not an exemption for equity classification provided in ASC Topic 815-15. The amount of non-cash gains or losses we record is based upon the fair market value of our common stock on the measurement date. The fair value of certain warrants outstanding which have “full-ratchet” or reset provisions (whereby the exercise or conversion price adjusts to pricing in subsequent sales or issuances in certain instances) is based on judgment as to expected future volatility of our common stock.

Long-lived Assets

We apply the provisions of Financial Accounting Standard Board (FASB) Accounting Standards Codification (ASC) No. 360, “Property, Plant and Equipment”. ASC 360 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets.  Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

We test long-lived assets, including property, plant and equipment and other assets, for recoverability at least annually or more frequently upon the occurrence of an event or when circumstances indicate that the net carrying amount is greater than its fair value.  Assets are grouped and evaluated at the lowest level for their identifiable cash flows that are largely independent of the cash flows of other groups of assets.  We consider historical performance and future estimated results in our evaluation of potential impairment and then compare the carrying amount of the asset to the future estimated cash flows expected to result from the use of the asset.  If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, we measure the amount of impairment by comparing the carrying amount of the asset to its fair value.  The estimation of fair value is generally measured by discounting expected future cash flows as the rate we utilize to evaluate potential investments.  We estimate fair value based on the information available in making the necessary estimates, judgments and projections.

 Fair Value of Indefinite-Lived Intangible Assets

Our policy is to evaluate indefinite-lived intangible assets for possible impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. An intangible asset with an indefinite life (the intellectual property) is evaluated for possible impairment by comparing the fair value of the asset with its carrying value. Fair value is estimated as the discounted value of future revenues arising from a trademark using a royalty rate that an independent party would pay for use of that trademark. An impairment charge is recorded if the trademark's carrying value exceeds its estimated fair value. An impairment charge is recorded if the carrying value of the goodwill exceeds its implied fair value. See Note 8 for information related to impairment charges recorded in 2011 for indefinite-lived intellectual property intangible assets.

Equity Based Compensation

We account for equity-based compensation under the provisions of ASC 718-10 Compensation - Stock Compensation and ASC 505-50 Equity Based Payments to Non-Employees. ASC 718 requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. For stock options and restricted stock that do not vest immediately but which contain only a service vesting feature, we recognize compensation cost on the unvested shares and options on a straight-line basis over the remaining vesting period, net of any projected forfeitures

We use the Black-Scholes option-pricing model as our method of valuation for share-based compensation. Our determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to our expected stock price volatility over the term of the awards, and certain other market variables such as the risk free interest rate.

Income Taxes

We account for income taxes using an asset and liability approach which allows for the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years.  Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before we are able to realize their benefits, or that future deductibility is uncertain.

We record a valuation allowance for deferred tax assets, if any, based on our estimates of future taxable income as well as tax planning strategies when it is more likely than not that a portion or all of its deferred tax assets will not be realized.  If we are able to utilize more of our deferred tax assets than the net amount previously recorded when unanticipated events occur, an adjustment to deferred tax assets would increase our net income when those events occur.

BUSINESS

 Overview

We were incorporated in the State of Nevada on April 11, 2007.  Prior to February 26, 2011, we did not have any operations and did not generate any revenues. Since February 26, 2011, our principal activities have been focused on the discovery, development and commercialization of therapeutic products, nutritional supplements and other technologies aimed at improving the health and performance of muscle tissue.  In February 2011, we acquired a platform dietary supplement product called MYO-T12. We intend to develop a marketing and sales strategy to maximize revenues from MYO-T12 in a consumer base of body builder, fitness and wellness users while conducting research and development activities to identify the value of this product in the broader markets, including the treatment of muscular-related conditions, including age-related muscle loss and sarcopenia.

On February 25, 2011, we, Atlas Acquisition Corp., our wholly-owned subsidiary, and Peak Wellness, Inc., or Peak, entered into the purchase agreement, pursuant to which our subsidiary purchased from Peak the intellectual property pertaining to MYO-T12, a natural-myostatin inhibitor, including the formula, certain trademarks, trade secrets, patent applications and certain domain names.  In exchange for the assets, we paid Peak $1,150,000 (of which $450,000 was paid in cash and $700,000 via the issuance of a promissory note) and issued 7,024,000 shares of common stock to Peak.  As of February 22, 2012, the promissory note was paid in full.

Since our acquisition of MYO-T12, our business focus has been on the discovery, development and commercialization of therapeutic products, nutritional supplements and other technologies aimed at improving the health and performance of muscle tissue.  We have earned revenues through the sale and distribution of MYO-T12, a platform dietary supplement product.  Our principle objectives are to: (i) deepen the scientific understanding of the activity of our initial product MYO-T12, specifically as a modulator of the regulatory peptide myostatin, (ii) conduct research and development activities to evaluate myostatin modulation in a range of disorders, (iii) identify other products and technologies which may broaden our portfolio and define a business development strategy to protect, enhance and accelerate the growth of our products and (iv) create a marketing and sales apparatus through alliances to maximize near-term and future revenues. We believe that existing therapeutic targets, such as myostatin, represent a rational entry point for additional drug discovery efforts and are evaluating a strategy on this basis.

Our executive offices are currently located at 45 Horsehill Road, Suite 106, Cedar Knolls, New Jersey 07927 and our telephone number is (973) 509-0444.

General

Subsequent to the acquisition of MYOS-T12 on February 25, 2011, we have been focusing on the discovery, development, and commercialization of therapeutic products, nutritional supplements and other technologies aimed at improving the health and performance of muscle tissue. We currently earn revenues from the distribution of MYO-T12, a platform dietary supplement product.  Our directors and members of our Scientific Advisory Board, including Dr. Robert Hariri, Dr. Louis Aronne and Dr. Carlon Colker have significant research and development experience and we will consider retaining other individuals or companies to enhance our research and development activities as necessary.  While MYOT-12 is our first proprietary formulation, we plan to formulate or acquire additional products in the future.

MYO-T12 has been developed to take advantage of the following marketplace characteristics:

•
Suppression of myostatin has been a key goal, worldwide, for both the nutritional supplement industry and the medical research community, for many years.  As MYO-T12 is the world's only clinically proven   supplement that reduces serum myostatin levels, we believe we are well-positioned to capture first-mover advantage in the market place;

•	The medical community has increased its focus on muscle health, specifically targeting the aging U.S. population which can benefit from myostatin modulation;

•	Our product can leverage the high levels of trial usage and consumer loyalty in the nutritional supplement category; and

•
Our product can serve as the impetus for our plan to initiate drug discovery tied to myostatin modulation, as we believe the growing awareness of muscle health will create demand for new drug development.

We believe that the combination of the above marketplace characteristics, combined with the experience of our directors and our management team and our current and future products will enable our business model to be successful.

Our Current Product—MYO-T12

In February 2011, we obtained all rights, trademarks and know-how to a platform dietary supplement product known as MYO-T12.  MYO-T12 has been shown in a clinical study to influence human body production of a genetic protein called myostatin. MYO-T12 is manufactured to optimize biological activity and has demonstrated its potential in redefining existing standards of physical enhancement. Myostatin is a substance identified in recent years as being the most overwhelming force inhibiting muscle growth and recovery. Myostatin is a protein produced by nearly every vertebrate animal including humans. Early science recognized that there were rare animals and people that naturally lacked the gene needed to produce myostatin, who were incredibly healthy while being well-muscled and immensely strong. But for the rest of the human race of myostatin producers, gaining muscles is a comparative struggle. To even slightly overcome a person’s myostatin levels, a person needs to train with incredible intensity and frequency. Even then, results are often disappointing and often lead people to use and abuse illegal performance-enhancing drugs including testosterone and growth hormone.

In 2005, Carlon M. Colker, M.D., FACN, our former Chief Medical Officer and current member of our Scientific Advisory Board, discovered that a natural substance known to inhibit myostatin is found in significant levels in standard store-bought fertilized chicken eggs. These eggs, which are in the food supply, are 100% natural and are eaten regularly across the United States. The key to myostatin inhibition is the production of biologically active substances by approximately 20,000 cells in the blastodisc of the fertile egg, barely visible to the naked eye. These cells inhibit myostatin production.  When magnified by a proprietary de-bulking and high-grade handling process, a concentrated biologically active powder is made. This powder is the main ingredient in MYO-T12.

We believe that the underlying proprietary formulation technology of MYO-T12 provides us with a compelling product in the competitive marketplace. We believe MYO-T12 is the only supplement of its kind that is backed by more than a decade of evolutionary bench work and published scientific research and that has demonstrated a reduction in blood levels of myostatin among study subjects by an average of 46% in only 12-18 hours after first use.

Market Overview

The total U.S. retail market for nutritional supplements is approximately $5 billion and is highly fragmented. We believe MYO-T12 is well-positioned to market to a wide base of consumers looking for nutritional and performance maximization as well as wellness and maintenance products as they age.  Moreover, as the only myostatin inhibitor on the market, MYO-T12 has a significant advantage of being the first mover in a new supplement category with no current competitors.

 Strategy

We will seek to gain market share for our core branded product, MYO-T12, in the marketplace by (i) distributing MYO-T12 in the United States, (ii) formulating and developing new and complementary product lines, (iii) expanding U.S. distribution by increasing the channels of sale, (iv) expanding distribution geography beyond the U.S. and (v) making strategic product acquisitions.  Our strategy is to utilize the revenue and awareness generated by the sales and marketing of MYO-T12 to further advance our research and development of pharmaceutical treatments of muscular-related conditions, including age-related muscle loss and sarcopenia.

Marketing, Sales and Distribution

While we were initially focused on a direct to end-user e-commerce based sales model, we will no longer be directly marketing or distributing the product.  Instead, we have entered into a distribution agreement with Maximum Human Performance, or MHP, a company engaged in the development, marketing and distribution of nutritional and other therapies for consumer use. Pursuant to the agreement, MHP will, on an exclusive basis, provide marketing, sales and distribution of MYO-T12 in retail and other outlets. Our focus now will be to reduce the cost of the product by finding more efficient manufacturing partners, conducting clinical trials of MYO-T12 and developing new products.

Research and Development

Our primary research and development efforts with respect to the formulation of MYO-T12 are substantially complete.  All of our basic scientific work with respect thereto was performed by Dr. Colker prior to our acquisition of MYO-T12. We intend to focus our research and development activities on expanding the claims and uses for MYO-T12, as well as creating additional dietary supplements. Specifically, we will conduct additional FDA/DSHEA-compliant studies of MYO-T12 to quantify and support ‘muscle gain’ and ‘muscle recovery’ claims.  In addition, we intend to test a version of MYO-T12 for women.  We also intend to research and develop new product extensions of MYO-T12 and other nutritional supplements focused on muscle healthy and recovery.

We are collaborating with a research and development company on an informal basis regarding the active peptide components found in MYO-T12. In addition, we are negotiating the parameters of clinical research programs with a leading research organization to evaluate the regulatory protein myostatin as a potential target for other therapeutic products. We believe these research activities will provide us with new insights regarding the formulation and delivery of the active ingredients in MYO-T12. Moreover, we believe our research efforts will enable us to develop a stronger and deeper intellectual property portfolio.

Manufacturing; Raw Materials and Suppliers

Rather than acquiring or building a manufacturing facility, we have outsourced manufacturing of MYO-T12 to a single manufacturer.  We believe this arrangement provides us with an advantage in our margins and improves our return on assets.   All of the raw materials for our current product are currently sourced by the manufacturer   from third-party suppliers. Neither we nor our manufacturer has significant long-term supply contracts with the suppliers.  Any shortages in our raw materials could result in materially higher raw material prices and adversely affect our ability to outsource the manufacture of our product. If our sole manufacturer is unwilling or unable to manufacture our products, our operations will be adversely affected.

In the beginning of 2012, we began focusing on the efficacy and economics of manufacturing of MYO-T12. After review of the manufacturing process in Germany, our management implemented full GMP standards for all manufacturing activities. In addition, our management has examined the production costs of MYO-T12 and has worked to achieve cost savings in production.

 Competition

The market for dietary supplements is highly competitive.  Competition is based primarily on price, quality, customer service, marketing and product effectiveness.  Our competition includes numerous nutritional supplement companies that are highly fragmented in terms of geographic market coverage, distribution channels and product categories.  In addition, large pharmaceutical companies and packaged food and beverage companies compete with us in the nutritional supplement market.  These companies and certain nutritional supplement companies have broader product lines and/or larger sales volumes than us and have greater financial and other resources available to them and possess extensive manufacturing, distribution and marketing capabilities.  Other companies are able to compete more effectively due to a greater extent of vertical integration.  Private label products of our competitors, which in recent years have significantly increased in certain nutrition categories, compete directly with our products.  In several product categories, private label items are the market share leaders.  Increased competition from such companies, including private label pressures, could have a material adverse effect on our results of operations and financial condition.  Many companies within our industry are privately-held and therefore, we are unable to assess the size of all of our competitors or where we rank in comparison to such privately-held competitors with respect to sales.

Employees

As of August 2, 2012, we had two full-time employees. We also had several consultants providing accounting, business development and other services.

Properties

We do not own any real estate or other physical properties materially important to our operation.  As of the date of this report, our executive office is located at 45 Horsehill Road, Suite 106, Cedar Knolls, New Jersey 07927. We have a month-to-month lease for our office space and our monthly lease payment is approximately $2,000. We consider our current office space adequate for our current operations.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following table sets forth certain information concerning our executive officers and directors as of the date hereof:

Name	Age	Position
Dr. Robert J. Hariri	53	Chairman of the Board of Directors

Peter Levy	51	Chief Operating Officer and Executive Vice President

Dr. Buzz Aldrin	82	Director

Dr. Louis J. Aronne	56	Director

Dr. Peter Diamandis	51	Director

Our officers and directors are elected annually for a one year term or until their respective successors are duly elected and qualified or until their earlier resignation or removal.

Dr. Robert J. Hariri joined us as a Director in July 2011 and was elected Chairman of the Board in April 2012. Dr. Hariri has served as the chief executive officer of Celgene Cellular Therapeutics, a division of Celgene Corporation, since 2005. Prior to joining Celgene Cellular Therapeutics as president in 2002, Dr. Hariri was founder, chairman and chief scientific officer at Anthrogenesis Corporation/LIFEBANK, Inc., a privately held biomedical technology and service corporation involved in the area of human stem cell therapeutics, which was acquired by Celgene in 2002. He has also served as co-founder, vice chairman and chief scientific officer of Neurodynamics, a privately held medical device and technology corporation. Dr. Hariri has also held key academic positions at Weill Medical College of Cornell University and the Cornell University Graduate School of Medical Science, including serving as the director of the Center for Trauma Research. Dr. Hariri also sits on the boards of WaferGen Bio-systems, Inc. (NASDAQ:WGBS), ImmuneRegen (NASDAQ:IRBS) and Rocket Racing, Inc. Dr. Hariri is a member of the board of visitors of the Columbia University Fu Foundation School of Engineering and Applied Sciences and the Science and Technology Council of the Columbia University College of Physicians and Surgeons and is a member of the scientific advisory board for the Archon X Prize for Genomics, which is awarded by the X Prize Foundation. Dr. Hariri was recently appointed to the New Jersey Commission for Cancer Research by Governor Chris Christie. Dr. Hariri received his undergraduate training at Columbia College and Columbia University School of Engineering and Applied Sciences and was awarded his M.D. and Ph.D. degrees from Cornell University Medical College.  Dr. Hariri received his surgical training at The New York Hospital-Cornell Medical Center and directed the Aitken Neurosurgery Laboratory and the Center for Trauma Research. We believe Dr. Hariri’s training as a scientist, his knowledge and experience with respect to the biomedical and pharmaceutical industries and his extensive research and experience qualifies him to serve on our board of directors.

Peter Levy joined us as Chief Operating Officer and Executive Vice President in February 2012. Mr. Levy most recently served as Executive Vice President of Empire Sports and Entertainment Company, a promotional and entertainment firm focused on live events from October 2010 to January 2012. From April 2010 to October 2010, he served as head of research and development for JMP Holdings, a real estate development firm maintaining a portfolio of retail, entertainment, sports, education, government projects, and residential properties. From January 1999 until April 2010, Mr. Levy was a partner and principal of Sobel & Co., LLC, Certified Public Accountants and Consultants, a regional CPA firm, where he was responsible for the firm's Sarbanes-Oxley practice, Strategic Planning, and the Corporate Integrity Unit. From March 1989 to January 1998, Mr. Levy worked at AT&T, first as a technology attorney in the Computer Systems Business Unit, and subsequently as an attorney and Senior Attorney in the Consumer Business Unit and AT&T EasyLink Services, AT&T Internet Division. In 1992, he became the division head of AT&T Advanced Consumer Enterprises, AT&T's strategic planning group responsible for researching and developing new consumer services aligned with telecommunications. From August 1985 to February 1989, he served as an attorney with Rosenman Colin Freund Lewis and Cohen, a New York law firm. Mr. Levy graduated from Harvard University in 1982 with honors, and was a recipient of the John Harvard Scholarship for Academic Distinction. Mr. Levy graduated from Cornell Law School in 1985.

Dr. Buzz Aldrin joined us as a Director in May 2012. From 1951 until 1971, Dr. Aldrin served as a pilot in the United States Air Force. In October 1963, he was selected as an astronaut by the National Aeronautics and Space Administration (NASA). In 1966, on the Gemini 12 orbital mission, Dr. Aldrin performed the world’s first successful spacewalk. On July 20, 1969, Dr. Aldrin and Neil Armstrong made their historic Apollo 11 moonwalk, becoming the first two humans to set foot on the moon. Dr. Aldrin has received three U.S. patents for his schematics of a modular space station, Starbooster reusable rockets, and multi-crew modules for space flight. He founded Starcraft Boosters, Inc., a rocket design company, and the ShareSpace Foundation, a nonprofit devoted to advancing space education, exploration and affordable space flight experiences for all. In June 2011, Dr. Aldrin started Buzz Aldrin Enterprises, LLC, which oversees all aspects of his public appearances, media, licensing, endorsements and efforts to promote the future of the space program.  Dr. Aldrin is an author of seven books including an autobiography entitled, “Magnificent Desolation” which was released in 2009 just before the 40th anniversary of the Apollo 11 moon landing. He has authored two illustrated children's books: “Reaching for the Moon” and “Look to the Stars.” Dr. Aldrin also authored two space science-fact-fiction novels: “The Return” and “Encounter with Tiber.” His non-fiction works include a historical documentary, “Men from Earth,” and an early 1970's autobiography, “Return to Earth.”  Dr. Aldrin attended the U.S. Military Academy at West Point, New York, where he received his Bachelor of Science in mechanical engineering in 1951. He received his Doctorate of Science in Astronautics from the Massachusetts Institute of Technology in 1963.  We believe Dr. Aldrin’s scientific background qualifies him to serve on our board of directors.

Dr. Louis Aronne joined us as a Director in July 2011. Dr. Aronne is a Clinical Professor of Medicine at Weill-Cornell Medical College and an Adjunct Clinical Associate Professor of Medicine at Columbia University College of Physicians and Surgeons. He is Director of the Comprehensive Weight Control Program, a multidisciplinary obesity research and treatment program affiliated with New York Presbyterian Hospital, which he founded in 1986. Dr. Aronne is former president of the Obesity Society and a fellow of the American College of Physicians. He has authored more than 50 papers and book chapters on obesity and edited the National Institutes of Health Practical Guide to the Identification, Evaluation, and Treatment of Overweight and Obesity in Adults. Dr. Aronne has won several awards for teaching, including the Leo M. Davidoff Society Prize from Albert Einstein College of Medicine in 1983 and Eliot Hochstein Teaching Award from Cornell University in 1990.  Dr. Aronne graduated Phi Beta Kappa from Trinity College with a BS in biochemistry and from Johns Hopkins University School of Medicine.  We believe Dr. Aronne’s skill as a physician and his knowledge and experience with respect to obesity qualifies him to serve on our board of directors.

Dr. Peter Diamandis joined us as a Director in August 2011. Dr. Diamandis is the Chairman and CEO of the X PRIZE Foundation, a non-profit organization whose mission is to bring about radical breakthroughs for the benefit of humanity. Dr. Diamandis also serves as Chairman of Singularity University and is the founder and past-CEO of Zero Gravity Corporation, a commercial space company developing private, FAA-certified parabolic flights. He is the Chairman and co-founder of the Rocket Racing League as well as the co-founder and Vice Chairman of Space Adventures Ltd., the company which brokered the launches of four private citizens to the International Space Station.  In 1987, Dr. Diamandis co-founded the International Space University (ISU), and served as its first managing director. Dr. Diamandis attended the Massachusetts Institute of Technology, where he received his Bachelor of Science in molecular genetics and Master of Science in aerospace engineering. He received his Doctor of Medicine from Harvard Medical School.  In 2005, he received an honorary Doctorate from the International Space University.  We believe Dr. Diamandis’ training as a scientist and his comprehensive leadership background resulting from service as a chief executive officer of various enterprises qualifies him to serve on our board of directors.

Members of the Scientific Advisory Board

In addition to our board of directors, we have formed a Scientific Advisory Board, comprised of scientists and medical professionals who will advise us on science and medical health issues, medical conditions and health care trends as they relate to the our current and future products. Members of the Scientific Advisory Board provide us with advice, insights, contacts and other assistance based on their extensive knowledge and experience. Specifically, they advise us on: (a) the use of myostatin modulators in the treatment of various disorders including sarcopenia, obesity, muscle repair, anti-aging and longevity therapy, (b) the biological activities of our products and (c) the development of clinical research programs relating to the biomedical activities and benefits of our products. The Scientific Advisory Board is currently comprised of the following members:

Dr. Sol Barer joined the Scientific Advisory Board as Chairman in June 2012. He has served as a member of the Board of Directors of Aegerion Pharmaceuticals, Inc. (Nasdaq: AEGR) since May 2011. Dr. Barer is currently the Managing Partner of SJBarer Consulting LLC. He previously served in various positions at Celgene Corporation (a biopharmaceutical company focused on the treatment of cancer and inflammatory diseases), including Chairman and Chief Executive Officer from May 2006 until June 2010, Executive Chairman from June 2010 until December 2010, and Non-Executive Chairman from January 2011 until June 2011. Prior to that, he held several other positions within Celgene, including President and Chief Operating Officer. Dr. Barer joined the Celanese Research Company in 1974 and formed the biotechnology group that was subsequently spun out to form Celgene. Dr. Barer currently serves on the Board of Directors of Amicus Therapeutics (a biopharmaceutical company focused on the development of novel small molecule drugs for the treatment of genetic diseases), InspireMD, Inc. (a medical device company focused on the development and commercialization of stent system technology), and several privately held biotechnology companies. Dr. Barer received a B.S. from Brooklyn College and a Ph.D. in Organic Chemistry from Rutgers University.

Dr. Louis Aronne joined the Scientific Advisory Board in July 2011. Dr. Aronne is a Clinical Professor of Medicine at Weill-Cornell Medical College and an Adjunct Clinical Associate Professor of Medicine at Columbia University College of Physicians and Surgeons. He is Director of the Comprehensive Weight Control Program, a multidisciplinary obesity research and treatment program affiliated with New York Presbyterian Hospital, which he founded in 1986. Dr. Aronne is former president of the Obesity Society and a fellow of the American College of Physicians. He has authored more than 50 papers and book chapters on obesity and edited the National Institutes of Health Practical Guide to the Identification, Evaluation, and Treatment of Overweight and Obesity in Adults. Dr. Aronne has won several awards for teaching, including the Leo M. Davidoff Society Prize from Albert Einstein College of Medicine in 1983 and Eliot Hochstein Teaching Award from Cornell University in 1990.  Dr. Aronne graduated Phi Beta Kappa from Trinity College with a BS in biochemistry and from Johns Hopkins University School of Medicine.

Dr. Carlon M. Colker joined the Scientific Advisory Board in June 2012. From February 2011 to June 2012, Dr. Colker served as our Chief Medical Officer and Executive Vice President. Since 1996, he has headed Peak Wellness, Inc., a an integrative medical healthcare  provider focused on private, personal medical and healthcare coupled with nutrition, diet, and weight loss counseling, sports rehabilitation, physical therapy, and exercise physiology. His practice specialties include internal medicine, sports medicine, and sports nutrition. Dr. Colker is an attending physician at Beth Israel Medical Center in New York City and at Greenwich Hospital in Greenwich, Connecticut. As a special care physician, Dr. Colker has taken care of the most critically-ill patients in the intensive care unit at both St. Joseph Medical Center and Stamford Hospital in Connecticut. In addition to his practice, Dr. Colker is also one of the premier published researchers in the field of integrative care and a Fellow of the American College of Nutrition. He is widely regarded as one of the world’s foremost experts on wellness, physical performance, athletic enhancement, and performance nutrition. Dr. Colker is an internationally recognized consultant on health and fitness and has worked with governments, large health systems, and private companies, as well as with numerous Olympic and professional athletes and celebrities. He was the lead researcher in the creation of various nutritional supplements including Metabolife's Metabolife 356, Twinlab's Ripped Fuel, Cytodyne's Xenadrine RFA-1 and Xenadrine-EFX. Dr. Colker has advised sports teams and athletes from around the globe and has appeared on such shows as ESPN’s Outside the Lines, NBC’s Health Segment, Court TV and ABC World News Tonight. Dr. Colker received his bachelor’s degree from Manhattanville College in May 1988 and his M.D. from Sackler School of Medicine in May 1993.

Dr. Neilank Jha joined the Scientific Advisory Board in December 2011. Since July 2010, Dr. Jha has served as a Clinical Fellow in the Spinal Program of Toronto Western Hospital Chairman. From 2004 to 2010, he was in the Neurosurgery Residency Program at McMaster University.  Dr. Jha received his Bachelor of Science and Arts from the University of Toronto in 2001 and his Doctor of Medicine from McMaster University in 2004.

Committees

Our Board of Directors does not maintain separate audit, nominating or compensation committees. Functions customarily performed by such committees are performed by our Board of Directors as a whole. We are not required to maintain such committees under the rules applicable to companies that do not have securities listed or quoted on a national securities exchange. If we are successful in listing our common stock on the NYSE Amex or the Nasdaq Capital Market, we would be required to have, prior to listing, an independent audit committee formed, in compliance with the requirements for such listing and in compliance with Rule 10A-3 of the Exchange Act.

Corporate Code of Ethics

We have adopted a corporate Code of Ethics. The text of our Code of Ethics, which applies to our employees, officers and directors, is posted in the “Corporate Governance” section of our website, http://www.myoscorp.com. A copy of our Code of Conduct and Ethics is also available in print, free of charge, upon written request to 45 Horsehill Road, Suite 106, Cedar Knolls, New Jersey 07927, Attention: Peter Levy.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth the compensation earned for services rendered by our executive officers for the fiscal years indicated.

Name and Position	Fiscal Year	Salary	Bonus	Stock Awards	Total
J.B. Bernstein (Former Chief Executive Officer and Chief Financial Officer ) (1)	2011 2010	$180,828 -	20,000 -	$1,500,000 -	$1,700,828 -

Carlon Colker (Former Chief Medical Officer ) (3)	2011 2010	$60,795 -	35,000 -	- -	$90,795 -	(2)

Georgette Mathers (Former Chief Executive Officer and Chief Financial Officer) (4)	2011 2010	- -	- -	- -	- -

(1) Mr. Bernstein resigned as Chief Executive Officer and Chief Financial Officer on April 30, 2012.

(2) Excludes any payments to Peak Wellness in connection with the acquisition of MYO-T12.

(3) Dr. Colker resigned as Chief Medical Officer on June 14, 2012.

(4) Ms. Mathers resigned as Chief Executive Officer and Chief Financial Officer on February 25, 2011.

Employment Agreement

Peter Levy

Pursuant to the terms of his employment agreement, Mr. Levy serves as our Chief Operating Officer on a full-time basis and receives an annual base salary of $200,000.  Mr. Levy will be entitled to such bonus compensation (e.g. cash, stock or other property) as determined by our board of directors in its sole discretion. In addition, Mr. Levy was granted 500,000 shares of our common stock, which shares will vest semi-annually commencing on August 10, 2012. The term of the agreement is two years, and the agreement will automatically renew for successive two-year periods, unless a notice of non-renewal is provided by either party more than 60 days prior to the expiration date of the term.

In the event Mr. Levy’s employment is terminated as a result of his death, his estate will be entitled to receive any accrued and unpaid compensation through the date of termination and certain benefits for six months following the date of termination. In addition, all of his unvested options will expire immediately and any vested options will expire twelve months following the date of termination.  In the event Mr. Levy’s employment is terminated as a result of a disability, he will be entitled to receive his base salary for six months following the date of termination and certain benefits for twelve months following the date of termination. In addition, all of his unvested options will expire immediately and any vested options will expire twelve months following the date of termination.

In the event Mr. Levy’s employment is terminated for any reason other than death or disability, he will be entitled to receive any accrued and unpaid compensation through the date of termination. If he is terminated without cause (as defined in the agreement) or resigns for good reason (as defined in the agreement), all of his unvested options will vest immediately and any vested options will expire twelve months following the date of termination. If Mr. Levy is terminated for cause, all unvested options will expire immediately and any vested options will expire three months following the date of termination. In lieu of any severance payment, Mr. Levy is entitled to receive $40,000 on the effective date of the agreement.

The agreement contains customary non-competition and non-solicitation provisions that extend to twelve months after termination of Mr. Levy’s employment.  Mr. Levy also agreed to customary terms regarding the protection and confidentiality of trade secrets, proprietary information, plans and inventions.

Director Compensation

The following table summarizes the compensation for our non-employee board of directors for the fiscal year ended December 31, 2011. All compensation paid to our employee directors is included under the summary compensation table above.

Name	Stock Awards ($)	Option Awards ($)	Total ($)

Dr. Robert J. Hariri	$13,600	$56,667	$70,267
Dr. Louis J. Aronne	$84,000	$145,833	$229,833
Dr. Peter Diamandis	$9,000	$37,500	$46,500

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of August 2, 2012 by:

•	each person known by us at that date to be the beneficial owner of more than 5% of the outstanding shares of our based solely on Schedule 13D/13G filings with the Securities and Exchange Commission;

•	each of our officers and directors at such date; and

•	all of our executive officers and directors at such date, as a group.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them. As of August 2, 2012, there were 108,671,307 shares of our common stock outstanding.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage of Class
Dr. Robert J. Hariri	10,052,348 (2)	9.3%
Ultra Pro Sports, LLC (3)	7,823,000	7.2%
Dr. Louis J. Aronne	1,076,667 (4)	*
Dr. Peter Diamandis	266,667 (5)	*
Dr. Buzz Aldrin	183,333 (6)	*
Peter Levy	750,000(7)	*

Directors and officers as a group (5 persons)	12,329,015	11.3%

(1) Unless otherwise indicated, the business address of each of the individuals is c/o MYOS Corporation, 45 Horsehill Road, Suite 106, Cedar Knolls, New Jersey 07927.

(2) Includes shares held by Hariri Family Ltd. Partnership. Includes 100,000 shares vesting in five equal annual installments commencing on July 26, 2011. Also includes 166,667 shares currently exercisable upon exercise of stock options at $0.69 per share. Excludes 83,333 shares issuable upon exercise of stock options at $0.69 per share that are not exercisable within 60 days.

(3) Janine Divenuto has sole voting and investment control over these securities.

(4) Includes 600,000 shares, of which (i) 100,000 shares vest in five equal annual installments commencing on July 14, 2011 and (ii) 500,000 shares vest in five equal annual installments commencing on July 14, 2012. Also includes 416,667 shares currently exercisable upon exercise of stock options at $0.64 per share. Excludes 333,667 shares issuable upon exercise of stock options at $0.64 per share that are not exercisable within 60 days.

(5) Includes 100,000 shares vesting in five equal annual installments commencing on August 15, 2011 and 166,667 shares currently exercisable upon exercise of stock option at $0.45 per share. Excludes 83,333 shares issuable upon exercise of stock options at $0.45 per share that are not exercisable within 60 days.

(6) Includes 100,000 shares vesting in five equal annual installments commencing on May 24, 2012 and 83,333 shares currently exercisable upon exercise of stock option at $0.14 per share. Excludes 166,667 shares issuable upon exercise of stock options at $0.14 per share that are not exercisable within 60 days.

(7) Reflects 500,00 shares vesting in four equal semi-annual installments commencing on August 10, 2012 and 250,000 shares vesting in four equal semi-annual installments commencing on November 7, 2012.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a description of the transactions we have engaged in during the year ended December 31, 2011 and through the date hereof, with our directors and officers and beneficial owners of more than five percent of our voting securities and their affiliates.

On February 25, 2011, we, Atlas Acquisition Corp., our wholly-owned subsidiary, and Peak Wellness, Inc., or Peak, a company owned by Dr. Carlon Colker, our former Chief Medical Officer and current member of our Scientific Advisory Board, entered into the purchase agreement, pursuant to which our subsidiary purchased from Peak the intellectual property pertaining to MYO-T12, a natural-myostatin inhibitor, including the formula, certain trademarks, trade secrets, patent applications and certain domain names.  In exchange for the assets, we paid Peak $1,150,000, of which $450,000 was paid in cash and $700,000 via the issuance of a promissory note with interest accruing at an interest rate of 3% per annum.  The promissory note was payable in two installments as follows: $350,000 plus accrued interest was due within 180 days after the closing date of the purchase agreement and $350,000 plus accrued interest was due on the first anniversary of the closing date of the purchase agreement. We repaid $350,000 of the promissory note in November 2011 and $360,771 of the promissory note (including accrued interest) in February 2012. In addition to the foregoing, we issued Peak 7,024,000 shares of common stock as additional consideration under the purchase agreement.

From October 2011 to January 2021, Dr. Robert Hariri, a member of our board of directors, loaned to us and advanced on our behalf an aggregate of $99,500, which amount accrued interest at a rate of 3% per annum.  On June 29, 2012, Dr. Hariri converted the debt (including accrued interest) into 507,306 shares of common stock.

In October 2011, J.B. Bernstein, our former chief executive officer, advanced $5,000 to us, which was due and payable on demand without interest.  The advance was repaid in April 2012.

On November 29, 2011, we completed a private placement of $400,000 aggregate principal amount of unsecured convertible promissory notes, or the Notes, to certain accredited investors, including a Note in the amount of $150,000 to Dr. Robert Hariri, a member of our board of directors. The Notes were to mature on the earlier of (i) May 29, 2012 and (ii) our consummation of a debt or equity financing in excess of $500,000, or a Qualified Financing, unless earlier converted and bear interest at a rate of 18% per annum.  Interest on the Notes was to be due on the maturity date unless earlier converted. The Notes were to be convertible into shares of our common stock at a conversion price equal to the lower of: (i) $0.20 or (ii) the conversion rate or offering price, as applicable, for the securities sold in the Qualified Financing. As additional consideration for the Notes, we issued an aggregate of 400,000 shares of common stock to the purchasers, including 150,000 shares to Dr. Hariri. On February 14, 2012, we and the purchasers entered into an agreement to amend the definition of Qualified Financing from $500,000 to $2.0 million. On June 29, 2012, Dr. Hariri converted the promissory note (including accrued interest) into 828,375 shares of common stock.

On April 30, 2012, J.B. Bernstein resigned from his positions as our President and Chief Executive Officer and as a member of our board of directors. In connection with his resignation, we entered into a consulting agreement with Mr. Bernstein pursuant to which we will pay him a consulting fee of $5,000 per month during the six-month term of the agreement.

On June 14, 2012, Dr. Carlon Colker resigned from his positions as our Chief Medical Officer and Executive Vice President.  Simultaneously with such resignation, Dr. Colker agreed to serve on our Scientific Advisory Board.  In connection with his appointment to the Scientific Advisory Board, Dr. Colker entered into an advisory board agreement with us, pursuant to which we agreed to issue him 300,000 shares of common stock.

Review, Approval or Ratification of Transactions with Related Persons.

All future related party transactions will be approved, if possible, by a majority of our directors who do not have an interest in the transaction and who will have access, at our expense, to our independent legal counsel.

DESCRIPTION OF SECURITIES
General

Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.001, and 25,000,000 authorized shares of preferred stock, par value $0.001.

As of August 2, 2012, we had 108,671,307 shares of common stock issued and outstanding held by 143 stockholders, and no shares of preferred stock issued and outstanding. Further, there were outstanding options to purchase 1,500,000 shares of common stock at exercise prices ranging from $0.14 to $0.69 per share and warrants to purchase 754,998 shares of common stock at exercise prices ranging from $0.10 to $1.00 per share.

Common Stock

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and non-assessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations.

Warrants

In connection with private placements in 2011, we issued warrants to purchase shares of common stock. Each warrant entitled the registered holder to purchase one share of our common stock at a price of $0.60 per share, subject to adjustment as discussed below. In February 2012, the exercise price of the warrants was adjusted to $0.10 per share. The warrants will expire at 5:00 p.m., New York City time, five years after issuance or earlier upon redemption.

We may call the warrants for redemption at any time after they become exercisable:

• in whole and not in part;

• at a price of $.01 per warrant;

• upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

• if, and only if, the last sale price of the common stock equals or exceeds $3.00 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation and issuances below the exercise price of the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at our offices, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares of common stock will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round the number of shares to the nearest whole number.

Private Placement of Common Stock

On July 6, 2012, we completed a private placement with certain accredited and institutional investors and issued approximately 22.4 million shares of common stock for aggregate proceeds of approximately $5.6 million. In connection with the private placement, we agreed to file a registration statement within 30 days following the closing date of the private placement and have it declared effective within 90 days following the closing date of the private placement (or 120 days, if the registration statement is subject to a full-review by the staff of the SEC). If we fail to meet the filing deadlines and certain other requirements set forth in the subscription agreement, we may be required to pay certain monetary penalties to the investors as set forth in the subscription agreement.  The registration statement of which this prospectus forms a part has been filed to satisfy this obligation.

Chardan Capital Markets, LLC, or Chardan, acted as the placement agent for the offering and received approximately $179,000 for serving as placement agent in the offering.

Transfer Agent and Registrar

Island Stock Transfer is our transfer agent and registrar for the common stock.

Quotation of Securities

Our common stock trades on the OTC Bulletin Board under the symbol “MYOS.”

SELLING STOCKHOLDERS

The following table sets forth information as of the date of this prospectus, to our knowledge, about the ownership of our common stock by the selling stockholders both before and immediately after the offering. All of the selling stockholders received their shares in private placements undertaken by us which were closed prior to the initial filing date of the registration statement of which this prospectus is a part. We believe that the selling stockholders have sole voting and investment power with respect to all of the shares of common stock owned by them unless otherwise indicated.

The shares of common stock being offered pursuant to this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling stockholders. After the date of effectiveness, the selling stockholders may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of their common stock.

The percent of beneficial ownership for the selling stockholders is based on 108,671,307 shares of common stock outstanding as of August 2, 2012 (without giving effect to the exercise of any options and warrants currently outstanding). Information about the selling stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

	Shares Beneficially Owned Prior to The Offering		Shares Offered by this	Shares Beneficially Owned After the Offering(1)
Name of Selling Stockholder	Number	Percent	Prospectus	Number	Percent
The Special Equities Group, LLC (2) +	400,000	*	400,000	-	-

Hudson Bay Master Fund LTD (3)	400,000	*	400,000	-	-

Cranshire Capital Master Fund, Ltd. (4)	300,000	*	300,000	-	-

Brio Capital L.P. (5)	600,000	*	600,000	-	-

Nancy Abbe Trust 2 (6)	100,000	*	100,000	-	-

Joshua Silverman	100,000	*	100,000	-	-

Iroquois Master Fund Ltd. (7)	1,100,000	1.0%	1,100,000	-	-

American Capital Management LLC (8)	200,000	*	200,000	-	-

Scot Cohen	100,000	*	100,000	-	-

Kingsbrook Opportunities Master Fund LP (9)	1,000,000	*	1,000,000	-	-

Rockmore Investment Master Fund LP (10)	600,000	*	600,000	-	-

ARB Ventures LLC (11)	100,000	*	100,000	-	-

Harry and Charlotte Katz	200,000	*	200,000	-	-

Jason T. Adelman	300,000	*	300,000	-	-

Robert Ladd	100,000	*	100,000	-	-

Robert Traversa	100,000	*	100,000	-	-

Steve H. Kanzer	400,000	*	400,000	-	-

Kenneth A. Jacobsen	170,000	*	100,000	70,000	*

	Shares Beneficially Owned Prior to The Offering		Shares Offered by this	Shares Beneficially Owned After the Offering(1)
Name of Selling Stockholder	Number	Percent	Prospectus	Number	Percent
Darrell Schwabe	80,000	*	80,000	-	-

Stanley T. Omland	240,000	*	240,000	-	-

Omland Engineering Associates, Inc. (12)	160,000	*	160,000	-	-

Michael Scotto	400,000	*	400,000	-	-

Gregory Castaldo	240,000	*	240,000	-	-

Mark Tuchmann	600,000	*	600,000	-	-

Michael Kantor Living Trust DTD June 2000 (13)	276,289	*	200,000	76,289	*

Kerry Propper +	120,000	*	120,000	-	-

Mary Dandrea	250,000	*	200,000	50,000	*

Edward J. Generelli	100,000	*	100,000	-	-

Alpha Capital Anstalt	1,000,000	*	1,000,000	-	-

Jonas Grossman +	75,000	*	60,000	15,000	*

Empery Asset Master, LTD (16)	400,000	*	400,000	-	-

Ravello Enterprises LLC (15)	200,000	*	200,000	-	-

Gerald J. Ferrante	100,000	*	100,000	-	-

Kenneth A. Jacobson	100,000	*	100,000	-	-

Nelson and Molly Gaertner	400,000	*	400,000	-	-

Beaux Properties International Inc.	400,000	*	400,000	-	-

Louis Arrone	1,076,667	*	160,000	916,667	*

Daniel J. Sheehan III	680,000	*	200,000	480,000	*

Catherine E. Galgano	100,000	*	100,000	-	-

Francine Forgione	1,080,000	*	80,000	1,000,000	*

Daniel J. Sheehan/Catherine V. Sheehan	200,000	*	200,000	-	-

Hugh M. McGovern	400,000	*	400,000	-	-

John Palazetti	100,000	*	100,000	-	-

	Shares Beneficially Owned Prior to The Offering		Shares Offered by this	Shares Beneficially Owned After the Offering(1)
Name of Selling Stockholder	Number	Percent	Prospectus	Number	Percent
Marc B. Mazur	40,000	*	40,000	-	-

Ron Dandrea	100,000	*	100,000	-	-

Absolute Return Strategies LTD (14)	200,000	*	200,000	-	-

William Cutler	800,000	*	400,000	400,000	*

Fleet Atlas Ventures (18)	4,000,000	3.7%	2,000,000	2,000,000	1.8%

Joseph Garibaldi IV	100,000	*	100,000	-	-

Joseph Maurillo	100,000	*	100,000	-	-

Christopher Pompeo	100,000	*	100,000	-	-

John Yorey	600,000	*	600,000	-	-

Gregory E. Schiano	200,000	*	200,000	-	-

Gerard Dente	100,000	*	100,000	-	-

Joseph Mannello	1,200,000	1.1%	1,200,000	-	-

Frank Dandrea	1,900,000	1.7%	400,000	1,500,000	1.4%

Joseph Santamo	400,000	*	400,000	-	-

Fidelity Select Portfolios: Biotechnology Portfolio (17)	1,666,700	1.5%	1,666,700	-	-

Fidelity Advisors Series VII: Fidelity Advisor Biotechnology Fund (17)	333,300	*	333,300	-	-

Fidelity Select Portfolios: Pharmaceuticals Portfolio (17)	2,000,000	1.8%	2,000,000	-	-

William Amwake	400,000	*	400,000	-	-

Craig Spencer	50,000	*	50,000	-	-

*           Less than 1%
+           Broker Dealer or Affiliate of Broker Dealer

(1)	Assumes the sale of all shares offered pursuant to this prospectus.

(2)	Jonathan Schechter is the natural person with voting and dispositive power over these shares.

(3)
Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GL LLP, which is the general partner of Hudson Bay Capital Management LP. Sander Gerber disclaims beneficial ownership over these securities.

(4)
Cranshire Capital Advisors, LLC (“CCA”) is the investment manager of Cranshire Capital Master Fund, Ltd. (“Cranshire Master Fund”) and has voting control and investment discretion over securities held by Cranshire Master Fund. Mitchell P. Kopin (“Mr. Kopin”), the president, the sole member and the sole member of the Board of Managers of CCA, has voting control over CCA. As a result, each of Mr. Kopin and CCA may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Cranshire Master Fund.

(5)	Shaye Hirsch is the natural person with voting and dispositive power over these shares.

(6)	Leo Abbe is the natural person with voting and dispositive power over these shares.

(7)
Iroquois Capital Management L.L.C. (“Iroquois Capital”) is the investment manager of Iroquois Master Fund, Ltd (“IMF”). Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF. As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF. As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by IMF. Notwithstanding the foregoing, Mr. Silverman and Mr. Abbe disclaim such beneficial ownership.

(8)	Philip Mirabelli is the natural person with voting and dispositive power over these shares.

(9)
Kingsbrook Partners LP (“Kingsbrook Partners”) is the investment manager of Kingsbrook Opportunities Master Fund LP (“Kingsbrook Opportunities”) and consequently has voting control and investment discretion over securities held by Kingsbrook Opportunities. Kingsbrook Opportunities GP LLC (“Opportunities GP”) is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners. Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC. Each of Kingsbrook Partners, Opportunities GO, GP LLC and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities.

(10)
Rockmore Capital, LLC (“Rockmore Capital”) serves as the investment manager to Rockmore Investment Master Fund Ltd (“Rockmore Master Fund”) and in such capacity has investment discretion to vote and dispose of theses shares. Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of Rockmore Master Fund and may be deemed to have investment discretion over these shares. Each of Rockmore Capital, Messrs. Bernstein and Daly, disclaims beneficial ownership of these shares.

(11)	Alexander R. Berger is the natural person with voting and dispositive power over these shares.

(12)	Stanley T. Omland is the natural person with voting and dispositive power over these shares.

(13)	Michael Kantor is the natural person with voting and dispositive power over these shares.

(14)	John Dean is the natural person with voting and dispositive power over these shares.

(15)	Daniel Sponzilli is the natural person with voting and dispositive power over these shares.

(16)
Empery Asset Master, Ltd - Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. Mr. Hoe and Mr. Lane disclaim any beneficial ownership of these shares.

(17)
Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 4,000,000 shares of MYOS Corporation (“the Company”) as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 4,000,000 Shares owned by the Funds.

Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC.  The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees.  Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees.

(18)	Marc E. Berson is the natural person with voting and dispositive power over these shares.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, assignees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholders as a gift, pledge, assignment, distribution or other transfer, from time to time, may sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.  We do not know of any arrangements by the selling stockholders for the sale of any shares.  We will not receive any proceeds from sales of any shares by the selling stockholders. The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	through the distribution of the shares by any selling stockholder to its partners, members or stockholders;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers, to participate in effecting sales of the shares.  These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder.  Broker-dealers may agree with a selling stockholder to sell a specified number of the shares at a stipulated price per security.  If the broker-dealer is unable to sell shares acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price.  Broker-dealers who acquire shares as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions.  Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus; provided, however, that prior to any such transfer the following information (or such other information as may be required by the federal securities laws from time to time) with respect to each such selling beneficial owner must be added to the prospectus by way of a prospectus supplement or post-effective amendment, as appropriate: (1) the name of the selling owner; (2) any material relationship the selling owner has had within the past three years with us or any of our predecessors or affiliates; (3) the amount of shares of the class owned by such security owner before the offering; (4) the amount to be offered for the security owner’s account; and (5) the amount and (if one percent or more) the percentage of the class to be owned by such security owner after the offering is complete.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these shares to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.  Any underwriters, dealers, brokers or agents participating in the distribution of the shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' shares, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.  This regulation may limit the timing of purchases and sales of any of the shares by the selling stockholders and any other person.  The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days before the distribution.  These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.  The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.

The shares offered hereby were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act.  We agreed to register the shares under the Securities Act, and to keep the registration statement of which this prospectus is a part effective until the earlier of the date the shares have been sold and the date the shares may be sold without volume or manner-of-sale restrictions pursuant to Rule 144.  As such, the selling stockholders may sell their securities either under this registration statement or in compliance with Rule 144.  We cannot assure you that the selling stockholders will sell all or any portion of the shares offered hereby.  Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

We have agreed to pay all expenses in connection with this offering, but not including underwriting discounts, concessions, commissions or fees of the selling stockholders or any fees and expenses of counsel or other advisors to the selling stockholders.

To our knowledge, no selling stockholder is a broker-dealer or any affiliate of a broker-dealer except as set forth in the “Selling Stockholders” section.

Private Placement

On July 2, 2012, we entered into subscription agreements for the private placement of the shares being registered hereby.  Chardan Capital Markets, LLC, or Chardan, served as placement agent in the private placement and received 6.0% of the aggregate purchase price paid by the investors that it introduced to us (approximately $179,000).  Certain of the selling stockholders are affiliated with Chardan and purchased such shares on the same terms and at the same price as the other investors in the private placement. Chardan has not entered into an agreement with any of the selling stockholders to sell any of the shares purchased in the private placement on behalf of or as agent for any of the selling stockholders.  If Chardan sells any such shares on behalf of a selling stockholder, it will receive standard brokerage fees and commissions.

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Ellenoff Grossman & Schole, LLP, New York, New York.

EXPERTS

The consolidated balance sheet for us and our subsidiaries for the fiscal years ended  December 31, 2011, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows appearing in this registration statement have been so included in reliance on the report of Seligson & Giannattasio, LLP, an independent registered public accounting firm, appearing elsewhere in this prospectus, given on the authority of such firm as experts in accounting and auditing.

The consolidated balance sheet for us and our subsidiaries for the fiscal years ended  December 31, 2010, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows appearing in this registration statement have been so included in reliance on the Report of Offices of Arshad M. Farooq, JD, CPA, an independent registered public accounting firm, appearing elsewhere in this prospectus, given on the authority of such firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to our articles of incorporation and bylaws, we may indemnify our present or former directors or officers. We have agreed to indemnify each of our directors and officers against certain liabilities, including liabilities under the Securities Act of 1933. We may also purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a capacity, and such a policy may be obtained by us in the future. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

NEVADA ANTI-TAKEOVER LAW AND OUR ARTICLES OF INCORPORATION AND BYLAWS PROVISIONS

The provisions of Nevada law may have the effect of delaying, deferring or preventing another party from acquiring control of us. These provisions, summarized below, may discourage and prevent coercive takeover practices and inadequate takeover bids.

Nevada Law

Nevada law contains a provision governing “acquisition of controlling interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested shareholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: 20 to 33-1/3%; 33-1/3 to 50%; or more than 50%.

A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The shareholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act.

The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the Nevada law. An Issuing Corporation is a Nevada corporation which (i) has 200 or more shareholders, with at least 100 of such shareholders being both shareholders of record and residents of Nevada, and (ii) does business in Nevada directly or through an affiliated corporation.

At this time, we do not believe we have 100 shareholders of record resident of Nevada and we do not conduct business in Nevada directly. Therefore, we do not believe that the provisions of the control share acquisition act will apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of us, regardless of whether such acquisition may be in the interest of our shareholders.

The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of us. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (iii) representing 10% or more of the earning power or net income of the corporation.

An “interested stockholder” means the beneficial owner of 10% or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher, (ii) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, or (iii) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Articles of Incorporation and Bylaws

Our articles of incorporation are silent as to cumulative voting rights in the election of our directors. Nevada law requires the existence of cumulative voting rights to be provided for by a corporation's articles of incorporation.  As such, the lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of us by replacing our board of directors. Our articles of incorporation and bylaws do not contain any explicit provisions that would have an effect of delaying, deferring or preventing a change in control of us.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the office of the SEC at the Public Reference Room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the Public Reference Section of the SEC at such address. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act and, accordingly, will file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the SEC. You are able to inspect and copy such periodic reports, proxy statements and other information at the SEC’s public reference room, and the web site of the SEC referred to above.

MYOS CORPORATION AND SUBSIDIARY

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2 - F-3
Consolidated Balance Sheets as of December 31, 2011 and 2010	F-4
Consolidated Statements of Operation for the years ended December 31, 2011 and 2010	F-5
Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2011 and 2010	F-6
Consolidated Statements of Cash Flows for the years ended December 31, 2011 and 2010	F-7 - F-8
Notes to the Consolidated Financial Statements	F-9 - F-21

Consolidated Balance Sheets as of June 30, 2012	F-22
Consolidated Statements of Operation for the six months ended June 30, 2012	F-23
Consolidated Statements of Stockholders’ Equity for the six months ended June 30, 2012	F-24
Consolidated Statements of Cash Flows for the six months ended June 30, 2012	F-25 - F-26
Notes to the Consolidated Financial Statements	F-27 - F-39

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders of
MYOS Corporation

We have audited the accompanying consolidated balance sheet of MYOS Corporation (the "Company") and subsidiary as of December 31, 2011 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the year ended December 31, 2011 and the period April 11, 2007 (date of inception) to December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MYOS Corporation and subsidiary as of December 31, 2011 and the consolidated results of their operations and their consolidated cash flows for the year ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred significant recurring losses. The realization of a major portion of its assets is dependent upon its ability to meet its future financing needs and the success of its future operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.

/s/ Seligson & Giannattasio, LLP
Seligson & Giannattasio, LLP
White Plains, New York
April 11, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
MYOS Corporation

We have audited the accompanying balance sheet of MYOS Corporation (a development stage company) as of December 31, 2010, and the related statements of operations, stockholders’ equity, and cash flows from inception April 11, 2007 through December 31, 2010, and the period then ended. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a best basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made the management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MYOS Corporation (a development stage company) as of December 31, 2010 and the results of its operations, and its cash flows from inception April 11, 2007 through December 31, 2010, and the period then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Arshad M. Farooq
Arshad M. Farooq
Pomona, CA
March 31, 2011

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010
ASSETS
Current assets
Cash	$61,266	$-
Accounts receivable	17,557
Inventories	526,284
Deferred financing cost	49,451
Prepaid expenses and other current assets	140,336
Total current assets	794,894	-

Fixed assets, net of accumulated depreciation of $276	2,748
Intellectual property	2,000,000
Security deposits	10,000

Total assets	$2,807,642	$-

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued expenses	$411,665	$535
Note payable for acquisition of intellectual property	350,000
Convertible notes payable	400,000
Accrued interest	18,400
Accounts payable and accrued expenses - related parties	132,934	45,911
Loans payable	60,000
Notes payable - directors	80,000
Note payable	7,500	7,500
Total current liabilities	1,460,499	53,946

Derivatives liability	872,659

Total liabilities	2,333,158	53,946

Stockholders' equity (deficit)
Preferred stock, $.001 par value; 25,000,000 shares authorized;
no shares issued and outstanding	-	-
Common stock, $.001 par value, 300,000,000 shares authorized;
66,813,997 shares issued and outstanding at December 31, 2011
49,000,000 shares issued and outstanding at December 31, 2010	66,814	49,000
Additional paid-in capital	6,138,916	31,000
Deficit accumulated during development stage	(5,731,246)	(133,946)

Total stockholders' equity (deficit)	474,484	(53,946)

Total liabilities and stockholders' equity (deficit)	$2,807,642	$-

The accompanying notes are an integral part of the financial statements

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
CONSOLIDATED STATEMENTS OF OPERATIONS

			April 11, 2007
			(Inception Date)
	Year Ended December 31,		to December 31,
	2011	2010	2010
Revenue	$99,475	$-	$99,475
Cost of sales	49,932	-	49,932
Gross profit	49,543	-	49,543

General and administrative expenses	4,645,763	28,795	4,791,979
Loss from operations	(4,596,220)	(28,795)	(4,742,436)

OTHER INCOME (EXPENSE)
Interest expense	(24,971)	(230)	(25,201)
Value of warrants in excess of the amount of additional paid-in capital
received in the related private placement of restricted common stock	(2,405,303)		(2,405,303)
Decrease in fair value of warrants	4,101,743		4,101,743
Impairment charge - intellectual property	(2,662,000)		(2,662,000)
Amortization of deferred financing costs	(10,549)		(10,549)
Gain on forgiveness of debt	-	12,500	12,500
	(1,001,080)	12,270	(988,810)
	-	-	-
Net loss	$(5,597,300)	$(16,525)	$(5,731,246)

Weighted average number of common shares outstanding, basic and diluted	61,673,449	49,000,000

Basic and diluted net loss per share attributable to common stockholders	$(0.09)	$0.00

The accompanying notes are an integral part of the financial statements

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
For the period from April 11, 2007 (date of inception) to December 31, 2011

	Common Stock		Additional paid-in	Deficit accumulated during development	Total stockholders' equity
	Shares	Amount $.001 par	capital	stage	(deficit)
Balance at April 11, 2007	-	$-	$-	$-	$-
Common stock issued for cash at $0.0002 per share	28,000,000	28,000	(23,000)		5,000
Common stock issued for cash at $0.004 per share	21,000,000	21,000	54,000		75,000
Net loss	-	-	-	(60,185)	(60,185)
Balance at December 31, 2007	49,000,000	49,000	31,000	(60,185)	19,815
Net loss	-	-	-	(17,928)	(17,928)
Balance at December 31, 2008	49,000,000	49,000	31,000	(78,113)	1,887
Net loss	-	-	-	(39,308)	(39,308)
Balance at December 31, 2009	49,000,000	49,000	31,000	(117,421)	(37,421)
Net loss	-	-	-	(16,525)	(16,525)
Balance at December 31, 2010	49,000,000	49,000	31,000	(133,946)	(53,946)

Issuance of 7,024,000 shares of Common Stock to Peak Wellness, Inc. as part of the purchase price of intellectual property	7,024,000	7,024	3,504,976		3,512,000
Fair value of shares transferred from existing stockholder to the CEO in connection with employment agreement	-	-	1,500,000		1,500,000
Proceeds from private placements of restricted common stock	8,334,997	8,335	2,472,165		2,480,500
Offering costs	-	-	(45,000)		(45,000)
Fair value of warrants issued to private placement investors	-	-	(2,432,365)		(2,432,365)
Shares issued for services	2,055,000	2,055	688,138		690,193
Annual vesting of options issued to directors and advisory board members	-	-	360,402		360,402
Shares issued in connection with debt	400,000	400	59,600		60,000
Net loss	-	-	-	(5,597,300)	(5,597,300)

Balance at December 31, 2011	66,813,997	$66,814	$6,138,916	$(5,731,246)	$474,484

The accompanying notes are an integral part of the financial statements

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
CONSOLIDATED STATEMENTS OF CASH FLOW

			April 11, 2007
			(Inception Date)
	Year Ended December 31,		to December 31,
	2011	2010	2011
Cash Flows from Operating Activities
Net loss	$(5,597,300)	$(16,525)	$(5,731,246)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	276		276
Stock based compensation	2,550,595		2,550,595
Impairment charges	2,662,000		2,662,000
Derivatives charges and credits	(1,559,706)		(1,559,706)

Changes in operating assets and liabilities:
(Increase) in accounts receivable	(17,557)		(17,557)
(Increase) in inventories	(526,284)		(526,284)
(Increase) in prepaid expenses and other assets	(97,287)		(97,287)
Increase in accounts payable and accrued expenses	429,530	(19,565)	430,065
Net cash used in operating activities	(2,155,733)	(36,090)	(2,289,144)

Cash Flows from Investing Activities:
Acquisition of intellectual property	(450,000)		(450,000)
Acquisition of fixed assets	(3,024)		(3,024)
Net cash used in investing activities	(453,024)	-	(453,024)

Cash Flows from Financing Activities
Advances from related parties	87,023	35,945	140,434
Repayment of notes payable	(392,500)		(392,500)
Offering costs	(45,000)		(45,000)
Proceeds from issuance of stock to initial stockholders	-		80,000
Proceeds from issuance of notes	540,000		540,000
Proceeds from private placement of common stock	2,480,500		2,480,500
Net cash provided by financing activities	2,670,023	35,945	2,803,434

Net increase in cash	61,266	(145)	61,266
Cash at beginning of the period	-	145	-
Cash at end of the period	$61,266	$-	$61,266

The accompanying notes are an integral part of the financial statements

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
CONSOLIDATED STATEMENTS OF CASH FLOW (Continued)

			April 11, 2007
			(Inception Date)
	Year Ended December 31,		to December 31,
	2011	2010	2011
Supplemental Disclosure of Cash Flow Information:
Cash paid for franchise taxes	$800	$-	$800
Cash paid for interest	$-	$-	$-

Supplemental Disclosure of Non-Cash Transactions:
Offering costs paid by stockholder	$25,000	$-	$25,000
Conversion of stockholder loan into common stock	$2,744	$-	$2,744
Conversion of stockholder loan into capital - no shares issued	$22,256	$-	$22,256
Note payable - insurance financing	$42,500	$-	$42,500
Note issued for accounts payable	$-	$7,500	$7,500
Acquisition of intellectual property through note payable	$700,000	$-	$700,000
Issuance of 200,000 shares of common stock pursuant to price protection provision in subscription agreement	$20,000	$-	$20,000
Financing costs through issuance of restricted common stock	$-	$-	$60,000

The accompanying notes are an integral part of the financial statements

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

NOTE 1 – NATURE OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization & Business Activities

MYOS Corporation (the "Company") was incorporated under the laws of the State of Nevada on April 11, 2007 to provide mailing & shipping services. The Company changed its name to Atlas Therapeutics Corporation in May 2010. On February 25, 2011, the Company entered into an agreement to purchase certain intellectual property from Peak Wellness, Inc. (the "Acquisition"). Since the Acquisition, the Company’s business focus has been on the discovery, development and commercialization of therapeutic products, nutritional supplements and other technologies aimed at improving the health and performance of muscle tissue (see Note 8 – Intellectual Property Purchase Agreement). The Company has only realized revenues of $99,475 through December 31, 2011 and therefore is still considered a development stage company.

Continuation of the Company as a Going Concern

At December 31, 2011, the Company had cash of $61,266, accumulated losses since inception of $5,731,246 and a working capital deficit of $665,605. As of April 9, 2012, the Company had remaining cash of approximately $96,000, with current liabilities of approximately $1,000,000. These factors raise substantial doubt about the ability of the Company to continue as a going concern. The continuation of the Company as a going concern is dependent both on achieving the projected sales growth of the Company's products and obtaining additional financing on terms acceptable to the Company. No adjustments have been made to the accompanying financial statements to reflect the recoverability or classification of recorded asset amounts or the amounts or classification of liabilities should the Company be unable to continue in existence.

Depreciation

The cost of property and equipment will be depreciated over the estimated useful life of 4 to 7 years. Depreciation is computed using the straight-line method when assets are placed in service.

Basis of Accounting and Principles of Consolidation

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles and include the accounts of the Company and its wholly-owned subsidiary, Atlas Acquisition Corp. (formed on February 23, 2011 to facilitate the purchase of the intellectual property discussed in Note 8). All material intercompany balances and transactions have been eliminated.

Cash & Cash Equivalents

The Company considers all highly liquid investments purchased with a maturity of three months or less to be a cash equivalent.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues & expenses during the reporting period.

Fair Value of Indefinite-Lived Intangible Assets

The Company's policy is to evaluate indefinite-lived intangible assets for possible impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. An intangible asset with an indefinite life (the intellectual property) is evaluated for possible impairment by comparing the fair value of the asset with its carrying value. Fair value is estimated as the discounted value of future revenues arising from a trademark using a royalty rate that an independent party would pay for use of that trademark. An impairment charge is recorded if the trademark's carrying value exceeds its estimated fair value. An impairment charge is recorded if the carrying value of the goodwill exceeds its implied fair value. See Note 8 for information related to impairment charges recorded in 2011 for indefinite-lived intellectual property intangible assets.

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

Revenue Recognition

The Company recognizes revenue when products are shipped and collection is reasonably assured.

Inventories

Inventories are stated at the lower of cost or market, with cost generally determined on a first-in, first-out basis.

Advertising

The Company charges the costs of advertising to expense as incurred. The Company incurred $244,075 in advertising and promotional costs for the period ended December 31, 2011 and since its inception.

Fixed Assets

Fixed assets consists solely of office equipment and are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of 5 to 7 years. Repair and maintenance costs are expensed as incurred. Depreciation expense for the year ended December 31, 2011 was $276.

Concentrations of Risk

The Company's bank accounts are deposited in insured institutions. From December 31, 2010 through December 31, 2012, all non-interest-bearing transaction accounts will be fully insured by the FDIC, regardless of the balance of the account and the ownership capacity of the funds. Since all of the Company's funds are deposited in a checking account which is considered a noninterest-bearing transaction account, all of its funds are currently insured regardless of the balance.

Equity Based Compensation

The Company accounts for equity-based compensation under the provisions of ASC 718-10 Compensation - Stock Compensation and ASC 505-50 Equity Based Payments to Non-Employees. ASC 718 requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. For stock options and restricted stock that do not vest immediately but which contain only a service vesting feature, we recognize compensation cost on the unvested shares and options on a straight-line basis over the remaining vesting period, net of any projected forfeitures

The Company uses the Black-Scholes option-pricing model as its method of valuation for share-based compensation. Our determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to our expected stock price volatility over the term of the awards, and certain other market variables such as the risk free interest rate. Equity-based compensation expense for awards to employees and non-employees recognized was $2,550,595 and $NIL for the years ended December 31, 2011 and 2010, respectively.

Comprehensive Loss

The Company had no items of other comprehensive income or expense for the years ended December 31, 2011 and 2010, respectively.  Accordingly, the Company's comprehensive loss and net loss are the same for all periods presented.

Segment Information

ASC 280, “Disclosures about Segments of an Enterprise and Related Information”, establishes standards for reporting information regarding operating segments in annual consolidated financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance. The Company operates in a single segment, internally reports the results of operations for that segment and the information disclosed herein materially represents all of the financial information related to the single operating segment.

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

Fair Value Measurement

The Company adopted the provisions of ASC 820 “Fair Value Measurements and Disclosures” on January 1, 2009, the beginning of our 2009 fiscal year. ASC 820 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements are separately disclosed by level within the fair value hierarchy. As originally issued, it was effective for fiscal years beginning after November 15, 2007, with early adoption permitted. It does not require any new fair value measurements. It only applies to accounting pronouncements that already require or permit fair value measures, except for standards that relate to share-based payments.

On February 12, 2008, the FASB allowed deferral of the effective date of ASC 820 for one year, as it relates to nonfinancial assets and liabilities. Accordingly, our adoption related only to financial assets and liabilities. Upon adoption ASC 820, there was no cumulative effect adjustment to beginning retained earnings and no impact on the consolidated financial statements as of December 31, 2010 and 2009, respectively.

Valuation techniques considered under ASC 820 techniques are based on observable and unobservable inputs. The ASC classifies these inputs into the following hierarchy:

Level 1 inputs are observable inputs and use quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date and are deemed to be most reliable measure of fair value.

Level 2 inputs are observable inputs and reflect assumptions that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the reporting entity. Level 2 inputs includes 1) quoted prices for similar assets or liabilities in active markets, 2) quoted prices for identical or similar assets or liabilities in markets that are not active, 3) observable inputs such as interest rates and yield curves observable at commonly quoted intervals, volatilities, prepayment speeds, credits risks, default rates, and 4) market-corroborated inputs.

Level 3 inputs are unobservable inputs and reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability based on the best information available under the circumstances.

In October 2008, the FASB clarified the application of ASC 820 in determining the fair value of a financial asset when the market for that financial asset is not active.

The Company adopted the provisions of ASC 825, “The Fair Value Option for Financial Assets and Liabilities”, on January 1, 2009, the beginning of our 2009 fiscal year. ASC 825 permits us to choose to measure certain financial assets and liabilities at fair value that are not currently required to be measured at fair value (the “Fair Value Option”). Election of the Fair Value Option is made on an instrument-by-instrument basis and is irrevocable. At the adoption date, unrealized gains and losses on financial assets and liabilities for which the Fair Value Option has been elected are reported as a cumulative adjustment to beginning retained earnings.

Our intangible assets are valued and tested for impairment using Level 3 inputs (see Note 8). In the process of the valuation of the intangible asset, we determined that the carrying cost exceeded the fair value and we recorded an impairment charge and adjusted the balance of the asset to reflect the fair value.

Basic and Diluted Income (Loss) per Share

In accordance with ASC 260, Earnings Per Share, the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed in a manner similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At December 31, 2011 and 2010, the Company’s stock equivalents were anti-dilutive and excluded in the diluted loss per share computation. The aggregate number of potentially dilutive warrants and options outstanding at December 31, 2011 were 9,534,997.

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial carrying amounts of existing assets and liabilities and their respective tax bases as well as operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance to the extent that the recoverability of the asset is unlikely to be recognized.

The Company follows ASC 740 rules governing uncertain tax positions, which provides guidance for recognition and measurement. This prescribes a threshold condition that a tax position must meet for any of the benefits of the uncertain tax position to be recognized in the financial statements. It also provides accounting guidance on recognition, classification and disclosure of these uncertain tax positions. The Company has no uncertain income tax positions.

Interest costs and penalties related to income taxes are classified as interest expense and selling, general and administrative costs, respectively, in the Company's financial statements. For the years ended December 31, 2011 and 2010, the Company did not recognize any interest or penalty expense related to income taxes. The Company files income tax returns in the U.S. federal jurisdiction and states in which it does business.

NOTE 2- PRIVATE PLACEMENTS OF RESTRICTED COMMON STOCK

During April 2007, the Company sold 28,000,000 (after adjusting for the 1 to 14 split) shares of its common stock to its founders for cash proceeds of $5,000. During December 2007, the company sold 21,000,000 (after adjusting for the 1 to 14 split) shares of its common stock in a private placement for cash of proceeds $75,000.

From February 25 through July 12, 2011, the Company issued an aggregate of 8,134,997 shares of common stock and warrants to purchase 8,134,997 shares of common stock to certain investors (the “Private Placements”). Each warrant has a three-year term and is exercisable at $0.60 per share (repriced at $.20 at December 2, 2011 due to the down round full ratchet anti dilution provision). The warrants are redeemable by the Company in the event the Company’s common stock exceeds $3.00 for twenty of thirty trading days. The Company granted piggy-back registration rights for the securities issued in the Private Placements.

On December 2, 2011, one investor purchased 200,000 shares for gross proceeds of $40,000 in a private placement. The subscription agreement for this private placement contained a "Purchase Price Protection" clause that grants the investor additional shares in the event of a private placement during the 10 month period from the date of the investment at a price per share less than the investor's purchase price. The additional shares shall be issued for no additional payment such that the total per share price paid by this investor will equal the amount paid by investors in such later private placement. As a result of the closing of the private placement on February 10, 2012 with a purchase price of $0.10 per share, the Company is required to issue an additional 200,000 shares to the investor.

The Company received aggregate gross proceeds of $2,480,500 from the private placements as follows:

Date	Shares	Gross Proceeds	Related Warrant Liability at Inception	Related Warrant Liability at December 31, 2011
February 25, 2011	4,766,666	$1,430,000	$2,350,251	$381,401
May 31, 2011	1,409,999	423,000	1,186,859	118,141
June 27, 2011	1,874,999	562,500	1,243,838	159,234
July 12, 2011	83,333	25,000	57,742	7,162
December 2, 2011	200,000	40,000	-	-
	8,334,997	$2,480,500	$4,838,690	$665,938

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

The warrants are subject to full ratchet anti-dilution protection if the Company sells shares or share-indexed financing instruments at less than the $0.60 exercise price. The repricing event occurred twice since the warrants were issued, once to $0.20 at December 2, 2011 and again to $0.10 at February 10, 2012 as a result of private placements of restricted common stock. The warrants issued in this financing arrangement did not meet the conditions for equity classification and are required to be carried as a derivative liability, at fair value. Management estimates the fair value of the warrants on the inception dates, and subsequently at each reporting period, using the Black-Scholes option-pricing model, adjusted for dilution, because that technique embodies all of the assumptions (including volatility, expected terms, dilution and risk free rates) that are necessary to determine the fair value of freestanding warrants.

NOTE 3 - RECENT ACCOUNTING PRONOUNCEMENTS

The Company does not believe that the adoption of any recently issued, but not yet effective, accounting standards will have a material effect on its financial position and results of operations.

NOTE 4 - ADVANCES, ACCOUNTS PAYABLE AND ACCRUED EXPENSES -  RELATED PARTIES

A former officer/director advanced an aggregate $45,911 to the Company in 2010 and 2009, which was the balance due at December 31, 2010.  In 2011, the Company accrued unpaid salaries due to officers under their employment agreements of $87,023. The aggregate balance due to all related parties for advances, accounts payable and accrued expenses at December 31, 2011 was $132,934. The advances and other amounts due are all non-interest bearing and due and payable upon demand.

NOTE 5 - NOTES AND LOANS PAYABLE

Convertible Notes Payable

On November 29, 2011, the Company received aggregate proceeds of $400,000 from two individuals ($150,000 of which was from a director of the Company) on notes payable bearing interest at 18%, due on May 29, 2012 and convertible into common stock at the rate of $0.20  per share or an adjusted lower rate determined by reference to a subsequent qualified financing. As additional consideration, the note holders were issued an aggregate of 400,000 shares of common stock valued at $0.15 per share for an aggregate of $60,000. The value of the shares issued were recorded as deferred financing costs and are being amortized over the 6 month term of the notes. The unamortized balance at December 31, 2011 was $49,451. For the year ended December 31, 2011, $10,549 was charged to expense.

Notes Payable to Director

A director loaned the Company $80,000, $60,000 of which is evidenced by an unsecured note payable which was due on October 29, 2011 and bears interest at 3%. None of the principal or interest have been paid to date.

Note Payable

On May 20, 2010, the Company issued a note for $7,500 bearing interest at 5% in exchange for Maremanno Corporation’s payment of $7,500 on an open account payable balance.  The note is due and payable upon demand. The principal balance of the note remained $7,500 at both December 31, 2011 and December 31, 2010. Accrued interest payable on this note was $982   and $230 as of December 31, 2011 and 2010, respectively.

Loan Payable

In November and December 2011, an unrelated party loaned the company an aggregate of $60,000, payable on demand without interest. The loan was repaid in February 2012.

Loan Payable to Officer

The Company owed $5,000 to its Chief Executive Officer for funds advanced by him for working capital. The loan bears no interest and is not evidenced by a note.

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

See Note 8 for a description of the terms of the note payable to Peak Wellness, Inc. for the acquisition of intellectual property.

NOTE 6 - CAPITAL STOCK

On February 12, 2010, the Company’s articles of incorporation were amended to increase the number of authorized preferred shares to 25,000,000 and the number of authorized common shares to 300,000,000. The Company’s 3,500,000 common shares outstanding were also forward split on a 14 shares for 1 basis with the result that 49,000,000 shares were issued and outstanding on that date. The accompanying financial statements reflect the forward stock split on a retroactive basis.

NOTE 7 - WARRANTS AND OPTIONS

The following tables summarize warrants issued during the year ended December 31, 2011 to private placement stockholders and consultants. For the year ended December 31, 2010, no warrants were issued and no expense was recognized.

Grant Date	Number of Warrants	Exercise Price	Expiration Term in Years
February 25, 2011 (A)	4,766,666	$0.60	3
May 31, 2011 (A)	1,409,999	$0.60	3
June 27, 2011 (A)	1,874,999	$0.60	3
June 27, 2011 (B)	100,000	$1.00	2
July 12, 2011 (A)	83,333	$0.60	3
December 27, 2011 (B)	50,000	$1.00	2

(A) Private placement warrants (note that since these warrants are subject to down round full ratchet anti dilution provisions and based on the December 2, 2011 private placement of 200,000 shares at $0.20 per share, the exercise price adjusted to $0.20 until such later time as a lower down round would take place)

(B) Sponsorship agreement, including put option - see Note 10

Activity in warrants for each of the years ended December 31, 2011 and 2010 is summarized as follows:

	Shares Under Warrants	Weighted Average Exercise Price
Balance at January 1, 2010	-
Warrants granted	-
Warrants exercised	-
Warrants cancelled/expired	-
Balance at December 31, 2010	-
Warrants granted	8,284,997	$0.61
Warrants exercised	-
Warrants cancelled/expired	-
Balance at December 31, 2011	8,284,997	$0.61

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

The following table summarizes information about warrants outstanding and exercisable at December 31, 2011. As all warrants currently outstanding are fully and immediately vested at issuance, the information for both outstanding and exercisable are identical.

Warrants Outstanding and Exercisable
Range of Exercise Price	Warrants Outstanding and Exercisable	Weighted Average Remaining Contractual Life
$ 0.60 (A)	8,134,997	2.30
$ 1.00	150,000	1.66

(A) The exercise price decreased to $0.20 upon the closing of the December 2, 2011 private placement

The following table summarizes the assumptions used to value the warrants using the Black-Scholes option pricing model:

	Grant Date	Number of Warrants	Stock Price on Measurement Date	Exercise Price	Expected Term	Expected Volatility	Dividend Yield	Risk Free Rate
(A)	02/25/11	4,766,666	$0.500	$0.60	3.00	285.20%	0.00%	1.48%
(B)	Remeasurement		$0.105	$0.20	2.33	209.00%	0.00%	0.36%
(A)	05/31/11	1,409,999	$0.850	$0.60	3.00	208.89%	0.00%	0.79%
(B)	Remeasurement		$0.105	$0.20	2.59	209.00%	0.00%	0.36%
(A)	06/27/11	1,874,999	$0.670	$0.60	3.00	295.31%	0.00%	0.64%
(B)	Remeasurement		$0.105	$0.20	2.67	209.00%	0.00%	0.36%
(A)	07/12/11	83,333	$0.700	$0.60	3.00	278.00%	0.00%	0.42%
(B)	Remeasurement		$0.105	$0.20	2.75	209.00%	0.00%	0.36%
(C)	06/27/11	100,000	$0.670	$1.00	2.00	213.59%	0.00%	0.41%
(C)	12/23/11	50,000	$0.090	$1.00	2.00	209.00%	0.00%	0.28%
(A) Private placement warrants
(B) Remeasurement required at end of each period because of the down round full ratchet anti dilution provision
(C) Sponsorship agreement, including put option - see Note 10

In July and August 2011, the Company issued an aggregate of 1,250,000 options to purchase restricted common stock to directors and medical advisory board members (see Note 10).

Grant Date	Number of Options	Exercise Price	Expiration Term in Years
Dr. Louis Aronne - director - July 14, 2011	250,000	$0.64	10
Dr. Louis Aronne - medical advisory board - July 14, 2011	500,000	$0.64	10
Dr. Robert Hariri - director - July 26, 2011	250,000	$0.69	10
Dr.Peter Diamandis - director -August 15, 2011	250,000	$0.45	10

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

The following table summarizes the assumptions used to value the director/advisory board options using the Black-Scholes option pricing model:

Grant Date	Number of Options	Stock Price on Measurement Date	Exercise Price	Expected Term	Expected Volatility	Dividend Yield	Risk Free Rate
07/14/11	750,000	$0.640	$0.64	10.00	287.00%	0.00%	2.98%
07/26/11	250,000	$0.690	$0.69	10.00	285.00%	0.00%	2.99%
08/15/11	250,000	$0.450	$0.45	10.00	284.00%	0.00%	2.29%

Activity in stock options for each of the years ended December 31, 2011 and 2010 is summarized as follows:

	Shares Under Options	Weighted Average Exercise Price
Balance at January 1, 2010	-
Options granted	-
Options exercised	-
Options cancelled/expired	-
Balance at December 31, 2010	-
Options granted	1,250,000	$0.61
Options exercised	-
Options cancelled/expired	-
Balance at December 31, 2011	1,250,000	$0.61

At December 31, 2011, the weighted-average remaining term of the options was 9.56 years and the aggregate intrinsic value was nil because none of the options have a strike price below the quoted market price of the Company's shares. The aggregate unvested cost of the options at December 31, 2011 was $567,500.

The following table summarizes information about options outstanding and exercisable at December 31, 2011.

Options Outstanding			Options Exercisable
Range of Exercise Price	Options Outstanding	Weighted Average Remaining Contractual Life	Range of Exercise Price	Options Exercisable	Weighted Average Remaining Contractual Life
$ 0.64	750,000	9.53	$0.64	208,333	9.53
$ 0.69	250,000	9.57	$0.69	83,333	9.57
$ 0.45	250,000	9.62	$0.45	83,333	9.62

NOTE 8 – INTELLECTUAL PROPERTY PURCHASE AGREEMENT

On February 25, 2011, the Company, Atlas Acquisition Corp., a wholly-owned subsidiary of the Company formed in February 2011 (“Atlas Sub”), and Peak Wellness, Inc. (“Peak”), entered into and consummated an Intellectual Property Purchase Agreement (the “Purchase Agreement”), pursuant to which Atlas Sub purchased certain intellectual property assets from Peak (the “Acquisition”). Pursuant to the Purchase Agreement, the Company acquired from Peak all intellectual property pertaining to MYO-T12, a natural-myostatin inhibitor, including the formula and process for making MYO-T12, certain trademarks, trade secrets, patent applications and certain domain names.  The aggregate consideration for MYO-T12 was $4,662,000 paid in cash, a promissory note and shares of common stock. The contractually stated purchase price for the assets was $1,150,000, of which $450,000 was paid in cash and $700,000 via the issuance of the promissory note. Additionally, the Company issued 7,024,000 shares of common stock with an aggregate fair value of $3,512,000 to Peak as part of the purchase price of MYO-T12, representing 12% of the fully diluted voting common stock of the Company on the date of the Acquisition.

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

In connection with the Purchase Agreement, the Company issued a secured promissory note to Peak (the “Promissory Note”) in the amount of $700,000 with interest accruing at an interest rate of 3% per annum.  The Promissory Note is payable in two installments as follows: $350,000 plus accrued interest is due within 180 days after the closing date of the Agreement (originally August 25, 2011 but extended to the earlier of November 30, 2011 or the closing of a certain financing) and $350,000 plus accrued interest is due on the first anniversary of the closing date of the Agreement. The unpaid balance of the note at December 31, 2011 is $350,000 plus accrued interest of $10,771. The balance was paid in full in February 2012.

In connection with the Purchase Agreement and the Promissory Note, the Company entered into a security agreement with Peak to secure the payments due under the Promissory Note (the “Security Agreement”). Pursuant to the Security Agreement, the Company granted Peak a continuing security interest in the assets purchased from Peak. The Security Agreement also secures all of the Company’s obligations to Peak, whether related or unrelated to the Promissory Note. Upon an event of default of the Security Agreement, Peak will have all the rights of a secured party under the Uniform Commercial Code.  On the closing date of the Acquisition, new officers and a new director were appointed to serve the Company.

The Company completed its annual impairment testing for indefinite-lived intangible assets after the fourth quarter of 2011. Based on (i) assessment of current and expected future economic conditions, (ii) trends, strategies and projected revenues from sales of MYO-T12® and (iii) assumptions similar to those that market participants would make in valuing the Company's intangible assets, management determined that the carrying values of the intellectual property intangible assets exceeded its fair value. Accordingly, the Company recorded noncash impairment charges totaling $2,662,000 in the Consolidated Statement of Operations, reducing the MYO-T12 intellectual property asset to its fair value of $2,000,000.

NOTE 9 - INCOME TAXES

The Company has the following deferred tax assets and liabilities:

	December 31,
	2011	2010
Noncurrent assets and liabilities
Intellectual property	$1,038,000	$-
Net operating loss carryforwards	843,000	52,000
	1,881,000	52,000
Valuation allowance	(1,881,000)	(52,000)
Net deferred tax asset	$-	$-

The valuation allowance for the deferred tax asset increased by $1,829,000 for the year ended December 31, 2011.

The Company has net operating losses amounting to approximately $2,162,000 that expire in various periods through 2031. The ultimate realization of the net operating losses is dependent upon future taxable income, if any, of the Company and may be limited in any one period by alternative minimum tax rules. Although management believes that the Company will have sufficient future taxable income to absorb the net operating loss carryovers before the expiration of the carryover period, the current global economic crisis imposes additional profitability risks that are beyond the Company’s control. Accordingly, management has determined that a full valuation allowance of the deferred tax asset is appropriate at this time.

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

Internal Revenue Code Section 382 imposes limitations on the use of net operating loss carryovers when the stock ownership of one or more 5% shareholders (shareholders owning 5% or more of the Company’s outstanding capital stock) has increased by more than 50 percentage points. Management intends to carefully monitor share ownership of 5% shareholders but cannot control the ownership changes occurring as a result of public trading of the Company’s Common Stock. Accordingly, there is a risk of an ownership change beyond the control of the Company that could trigger a limitation of the use of the loss carryover.

The Company has no uncertain income tax positions.

The tax years ended December 31, 2007 through 2011 are open for examination by federal and state taxing authorities. The Company has not filed all required Federal and state income tax returns for years prior to 2010.

The statutory Federal income tax rate and the effective rate are reconciled as follows:

	Year Ended December 31,
	2011	2010
Statutory Federal income tax rate	34%	34%
State taxes, net of Federal tax benefit	5%	5%
Valuation allowance	(39)%	(39)%
Net deferred tax asset	-%	-%

NOTE 10 - COMMITMENTS, CONTINGENCIES AND OTHER COMMENTS

Employment Agreements

J.B. Bernstein: On February 25, 2011, the Company entered into an employment agreement with J.B. Bernstein, pursuant to which Mr. Bernstein will serve as Chief Executive Officer of the Company. The employment agreement was amended effective as of March 1, 2011.

Pursuant to Mr. Bernstein’s employment agreement, as amended, the term of employment with the Company is for four years, commencing on February 25, 2011.   The agreement provides that Mr. Bernstein will work on a full-time basis and will receive a one-time signing bonus of $20,000 plus an annual base salary of $213,600.  For the term of the employment agreement, Mr. Bernstein shall be entitled to receive an annual cash bonus of up to 50% of his base salary depending on the Company’s achievement of certain milestones.  The agreement shall automatically renew for successive one- year periods at the same base salary, unless a notice of non-renewal is provided by either party within 90 days prior to the expiration date.  In connection with the Acquisition, Ms. Mathers, our former Chief Executive Officer, transferred 3,000,000 shares to Mr. Bernstein upon commencement of his employment.

Upon the adoption of a stock option plan, the Company will grant Mr. Bernstein an option to purchase shares of common stock of the Company consistent with the option awards granted to similarly situated executives, as determined by the Company’s board of directors after consultations with Mr. Bernstein. The option vests in annual equal installments over the term of the employment agreement.

Mr. Bernstein is entitled to receive twelve months’ base salary in the event his employment with the Registrant is terminated other than by death or for cause by the Company.  In the event Mr. Bernstein’s employment is terminated for cause (as defined in the employment agreement), he shall be entitled to receive only the base salary owed to him as of the date of termination.

Mr. Bernstein’s employment agreement contains customary non-competition and non-solicitation provisions that extend to twelve months after termination of Mr. Bernstein’s employment with the Registrant. Mr. Bernstein also agreed to customary terms regarding the protection and confidentiality of trade secrets, proprietary information and technology, designs and inventions.

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

Mr. Bernstein shall be entitled to participate in such employee benefit plans and insurance offered by the Registrant to similarly situated employees of the Company subject to eligibility requirements, restrictions and limitations of any such plans.

Carlon Colker MD, FACN: On February 25, 2011, concurrent with the closing of the Acquisition, the Company entered into an employment agreement with Carlon Colker, MD, FACN, pursuant to which Dr. Colker will serve as Chief Medical Officer and Executive Vice President of the Company.

Pursuant to Dr. Colker’s employment agreement, the term of employment with the Company is for three years, commencing on February 25, 2011.   The agreement provides that Dr. Colker will work on a part-time basis and will receive an annual base salary of $60,000.  For the term of the employment agreement, Dr. Colker shall be entitled to receive an annual cash bonus of up to 50% of his base salary depending on the Company’s achievement of certain milestones.  The agreement shall automatically renew for successive one-year periods at a base salary of $150,000, unless a notice of non-renewal is provided by either party within 90 days prior to the expiration date. Pursuant to the terms of his employment agreement, Dr. Colker will continue to maintain a separate medical practice and other activities relating to Peak and those activities will take precedence over his obligations to the Company.

Upon the adoption of a stock option plan, the Company will grant Dr. Colker an option to purchase shares of common stock of the Company consistent with the option awards granted to similarly situated executives, as determined by the Company’s board of directors after consultations with Dr. Colker. The option vests in annual equal installments over the term of the employment agreement.

Dr. Colker is entitled to receive twelve months’ base salary in the event his employment with the Company is terminated other than by death or for cause by the Company.  In the event Dr. Colker’s employment is terminated for cause (as defined in the employment agreement), he shall be entitled to receive only the base salary owed to him as of the date of termination.

Dr. Colker’s employment agreement contains customary non-competition and non-solicitation provisions that extend to termination of Dr. Colker’s employment with the Company. Dr. Colker will not be subject to any non-competition and non-solicitation provisions subsequent to the termination of his employment with the Company. Dr. Colker also agreed to customary terms regarding the protection and confidentiality of trade secrets, proprietary information and technology, designs and inventions.

Dr. Colker shall be entitled to participate in such employee benefit plans and insurance offered by the Company to similarly situated employees of the Company subject to eligibility requirements, restrictions and limitations of any such plans.

Sponsorship Agreement

On June 27, 2011, the Company entered into a one year agreement with a celebrity spokesperson pursuant to which the spokesperson agreed to perform certain services for the Company and granted the Company the worldwide right to use the spokesperson’s name and approved image in various media. The agreement provided for cash compensation of $150,000 in three equal installments of $50,000, all of which has been paid prior to December 31, 2011. Royalties at the rate of $0.50 per unit sold are payable for the term of the agreement and an additional 12 months thereafter.

The agreement also provided for the issuance of warrants to purchase 150,000 shares of common stock, 100,000 of which were issued upon signing of the agreement and 50,000 of were issued in December 2011. The warrants have a term of two years with an exercise price of $1.00 per share. The warrants further provide that in the event (a) the trading price of the common stock of the Company on its principal trading market does not exceed $2.00 within two years of issuance and (b) the Warrants were not exercised prior to such time, then the spokesperson shall have the right to sell any unexercised portion of the Warrants to the Company in exchange for $1.00 for each share of common stock underlying the unexercised portion of the Warrants.

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

The 100,000 warrants issued upon execution of the agreement and the 50,000 issued in December 2011 were valued at $88,600 and $48,050, respectively, using a Black-Scholes option pricing model and determining that the put option was the predominant feature of the instrument.

Investor Relations Consulting Agreement

On July 5, 2011, the Company entered into an investor relations agreement for a term of 6 months for a total fee of $250,000. The fee was paid in June 2011 and the unamortized portion is included on the balance sheet in prepaid expenses.

Investor Advisory Agreement

On July 5, 2011, the Company entered into an investor advisory agreement with a third party for a term of 6 months providing for compensation solely in the form of 400,000 shares of restricted common stock with “piggy-back” registration rights, which shares were issued on that date. The shares were valued at $266,000, the value of the shares on the date of the agreement.

Director and Advisory Board Agreements:

Dr. Louis Aronne:

On July 14, 2011, the Company entered into two separate agreements with Dr. Louis Aronne to be a member of the Board of Directors and the chairman of the newly formed Medical Advisory Board.

The director agreement provides for compensation in the form of 100,000 shares of restricted common stock vesting in five equal annual installments commencing on execution of the agreement and an option to purchase 250,000 shares of common stock at an exercise price of $.64 for 10 years vesting over a period of 3 years, the first installment of which vested immediately. Upon a Change of Control, the unvested shares and the option will vest immediately. The advisory board agreement has a term of 5 years and provides for the issuance of 500,000 shares vesting in five equal annual installments commencing July 14, 2012 and an option to purchase 500,000 shares at $.64 per share vesting in four equal annual installments, and the first installment vested immediately upon the execution of the agreement.  Upon a Change of Control, all unvested option shall immediately vest.

Dr. Robert Hariri:

On July 26, 2011, the Company entered into an agreement with Dr. Robert Hariri to be a member of the Board of Directors. The director agreement provides for 100,000 shares of restricted common stock vesting in five equal annual installments (the first installment of which vested immediately) and an option to purchase 250,000 shares of common stock at an exercise price of $.69 for 10 years vesting over a period of 3 years, the first installment of which vested immediately. Upon a Change of Control, the unvested shares and the option shall immediately vest.

Dr. Peter Diamandis:

On August 15, 2011, the Company entered into an agreement with Dr. Peter Diamandis to be a member of the Board of Directors. The director agreement provides for 100,000 shares of restricted common stock vesting in five equal annual installments commencing (the first installment of which vested immediately) and an option to purchase 250,000 shares of common stock at an exercise price of $.45 for 10 years vesting over a period of 3 years, the first installment of which vested immediately. Upon a Change of Control, the unvested shares and the option shall immediately vest.

Stock-Based Compensation:

We do not have a formal stock compensation plan. Although we do not have a formal plan, we do grant restricted common stock awards to consultants from time to time. Additionally, during the year ended December 31, 2011, we granted options to directors to acquire an aggregate of 1,250,000 shares of restricted common stock, of which 374,999 have vested and 875,001 remain unvested at December 31, 2011. The vesting terms range from 3 to 4 years and the options have a weighted average remaining term of 2 years and a weighted average exercise price of $.66 per share.

During the year ended December 31, 2011, the Company issued an aggregate of 2,055,000 shares of restricted common stock to consultants for services. The shares issued were valued at trading prices on the date of issuance ranging from $.09 to $.45 per share for an aggregate charge of $690,193.

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

NOTE 11 - SUBSEQUENT EVENTS

Employment Agreement - Peter Levy

On February 10, 2012, the Company entered into an employment agreement (the “Agreement”) with Peter Levy, age 51, pursuant to which Mr. Levy will serve as the Company’s Chief Operating Officer and Executive Vice President.

Pursuant to the terms of the Agreement, Mr. Levy will work for the Company on a full-time basis and will receive an annual base salary of $200,000.  Mr. Levy will be entitled to such bonus compensation (e.g. cash, stock or other property) as determined by the Company’s board of directors in its sole discretion. In addition, Mr. Levy was granted 500,000 shares of the Company’s common stock, which shares will vest semi-annually commencing on August 10, 2012. The term of the Agreement is two years, and the Agreement will automatically renew for successive two-year periods, unless a notice of non-renewal is provided by either party within 60 days prior to the expiration date of the term.

In the event Mr. Levy’s employment with the Company is terminated as a result of his death, his estate will be entitled to receive any accrued and unpaid compensation through the date of termination and certain benefits for six months following the date of termination. In addition, all of his unvested options will expire immediately and any vested options will expire twelve months following the date of termination.  In the event Mr. Levy’s employment with the Company is terminated as a result of a disability, he will be entitled to receive his base salary for six months following the date of termination and certain benefits for twelve months following the date of termination. In addition, all of his unvested options will expire immediately and any vested options will expire twelve months following the date of termination.

In the event Mr. Levy’s employment with the Company is terminated for any reason other than death or disability, he will be entitled to receive any accrued and unpaid compensation through the date of termination. If he is terminated without cause (as defined in the Agreement) or resigns for good reason (as defined in the Agreement), all of his unvested options will vest immediately and any vested options will expire twelve months following the date of termination. If Mr. Levy is terminated for cause, all unvested options will expire immediately and any vested options will expire three months following the date of termination. In lieu of any severance payment, Mr. Levy is entitled to receive $40,000 on the effective date of the Agreement.

Offering of Unregistered Securities

During February and March 2012, the Company issued an aggregate of 10,250,000 shares of restricted common stock to certain investors in a private placement and received aggregate gross proceeds of $1,025,000. The securities are subject to piggyback registration rights under the subscription agreements.

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
CONSOLIDATED BALANCE SHEETS
	June 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets
Cash	$571,840	$61,266
Accounts receivable	2,387	17,557
Inventories	436,580	526,284
Deferred financing cost	-	49,451
Prepaid expenses and other current assets	58,498	140,336
Total current assets	1,069,305	794,894

Fixed assets, net of accumulated depreciation of $729	4,340	2,748
Intellectual property	2,000,000	2,000,000
Security deposits	-	10,000

Total assets	$3,073,645	$2,807,642

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$75,641	$411,665
Note payable - stockholder	65,000	-
Note payable for acquisition of intellectual property	-	350,000
Convertible notes payable	-	400,000
Accrued interest	701	18,400
Accounts payable and accrued expenses - related parties	45,911	132,934
Loans payable	-	60,000
Notes payable - directors	-	80,000
Note payable	7,500	7,500
Total current liabilities	194,753	1,460,499

Derivatives liability	375,741	872,659

Total liabilities	570,494	2,333,158

Stockholders' equity
Preferred stock, $.001 par value; 25,000,000 shares authorized;
no shares issued and outstanding	-	-
Common stock, $.001 par value, 300,000,000 shares authorized;
87,566,307 shares issued and outstanding at June 30, 2012
66,813,997 shares issued and outstanding at December 31, 2011	87,566	66,814
Additional paid-in capital	10,230,539	6,138,916
Deficit accumulated during development stage	(7,814,954)	(5,731,246)

Total stockholders' equity	2,503,151	474,484

Total liabilities and stockholders' equity	$3,073,645	$2,807,642

The accompanying notes are an integral part of the consolidated financial statements

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
CONSOLIDATED STATEMENTS OF OPERATIONS

					April 11, 2007
					(Inception Date)
	Three Months Ended June 30,		Six Months Ended June 30,		to June 30,
	2012	2011	2012	2011	2012
Revenue	$343,889	$-	$368,429	$-	$467,904
Cost of sales	292,851	-	301,407	-	351,339
Gross profit	51,038	-	67,022	-	116,565

General and administrative expenses	593,998	613,121	1,033,007	2,324,387	5,824,986
Loss from operations	(542,960)	(613,121)	(965,985)	(2,324,387)	(5,708,421)

OTHER INCOME (EXPENSE)
Interest expense	(778,761)	(5,677)	(802,508)	(7,936)	(827,709)
Value of warrants in excess of the amount of additional paid-in capital received in the related private placement of restricted common stock				(2,373,248)	(2,405,303)
Change in fair value of warrants	(227,685)	(1,448,481)	(245,764)	(942,335)	3,855,979
Impairment charge - intellectual property					(2,662,000)
Amortization of deferred financing costs	(35,451)	(482,335)	(69,451)		(80,000)
Gain on forgiveness of debt					12,500
	(1,041,897)	(1,936,493)	(1,117,723)	(3,323,519)	(2,106,533)

Net loss	$(1,584,857)	$(2,549,614)	$(2,083,708)	$(5,647,906)	$(7,814,954)

Weighted average number of common shares outstanding, basic and diluted	79,944,399	61,317,314	75,720,132	57,407,505

Basic and diluted net loss per share attributable to common stockholders	$(0.02)	$(0.04)	$(0.03)	$(0.10)

The accompanying notes are an integral part of the consolidated financial statements

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
For the period from April 11, 2007 (date of inception) to June 30, 2012

				Deficit accumulated	Total
			Additional	during	stockholders'
	Common Stock		paid-in	development	equity
	Shares	Amount $.001 par	capital	stage	(deficit)
Balance at April 11, 2007	-	$-	$-	$-	$-
Common stock issued for cash at $0.0002 per share	28,000,000	28,000	(23,000)		5,000
Common stock issued for cash at $0.004 per share	21,000,000	21,000	54,000		75,000
Net loss				(60,185)	(60,185)
Balance at December 31, 2007	49,000,000	49,000	31,000	(60,185)	19,815
Net loss				(17,928)	(17,928)
Balance at December 31, 2008	49,000,000	49,000	31,000	(78,113)	1,887
Net loss				(39,308)	(39,308)
Balance at December 31, 2009	49,000,000	49,000	31,000	(117,421)	(37,421)
Net loss				(16,525)	(16,525)
Balance at December 31, 2010	49,000,000	49,000	31,000	(133,946)	(53,946)
Issuance of 7,024,000 shares of Common Stock to Peak Wellness, Inc. as part of the purchase price of intellectual property	7,024,000	7,024	3,504,976		3,512,000
Fair value of shares transferred from existing stockholder to the CEO in connection with employment agreement			1,500,000		1,500,000
Proceeds from private placements of restricted common stock	8,334,997	8,335	2,472,165		2,480,500
Offering costs			(45,000)		(45,000)
Fair value of warrants issued to private placement investors			(2,432,365)		(2,432,365)
Shares issued for services	2,055,000	2,055	688,138		690,193
Vesting of options and shares issued to directors and advisory board members			360,402		360,402
Shares issued in connection with debt	400,000	400	59,600		60,000
Net loss				(5,597,300)	(5,597,300)
Balance at December 31, 2011	66,813,997	66,814	6,138,916	(5,731,246)	474,484
Proceeds from private placements of restricted common stock	13,850,000	13,850	1,731,150		1,745,000
Shares issued to COO, not vested	750,000	750	(750)		-
Shares issued for services	1,930,000	1,930	143,095		145,025
Shares issued in debt conversions	2,716,306	2,716	1,301,111		1,303,827
Shares issued in exchange for warrants	1,506,004	1,506	721,376		722,882
Vesting of options and shares issued to officers, directors and advisory board members			195,641		195,641
Net loss				(2,083,708)	(2,083,708)
Balance at June 30, 2012	87,566,307	$87,566	$10,230,539	$(7,814,954)	$2,503,151

The accompanying notes are an integral part of the consolidated financial statements

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
CONSOLIDATED STATEMENTS OF CASH FLOW

			April 11, 2007
			(Inception Date)
	Six Months Ended June 30,		to June 30,
	2012	2011	2012
Cash Flows from Operating Activities

Net loss	$(2,083,708)	$(5,647,906)	$(7,814,954)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	452	105	728
Stock based compensation	380,666	1,600,933	2,931,261
Loss on debt conversion	883,827		883,827
Impairment charges			2,662,000
Derivatives charges and credits	225,964	3,315,583	(1,333,742)

Changes in operating assets and liabilities
(Increase) decrease in accounts receivable	15,170		(2,387)
(Increase) decrease in inventories	89,704	(335,830)	(436,580)
Decrease in deferred financing cost	49,451		49,451
(Increase) decrease in prepaid expenses and other assets	81,838	(373,463)	(15,449)
Increase (decrease) in accounts payable and accrued expenses	(353,723)	33,478	76,342
Net cash used in operating activities	(710,359)	(1,407,100)	(2,999,503)

Cash Flows from Investing Activities

Acquisition of intellectual property		(450,000)	(450,000)
Acquisition of fixed assets	(2,044)	(1,569)	(5,068)
Decrease in security deposits	10,000		10,000
Net cash used in investing activities	7,956	(451,569)	(445,068)

Cash Flows from Financing Activities

(Repayments to) advances from related parties	(227,023)		(86,589)
Note payable - stockholder	65,000		65,000
Repayment of notes payable	(350,000)		(742,500)
Insurance financing note		(24,903)
Offering costs			(45,000)
Proceeds from issuance of stock to initial stockholders			80,000
Proceeds from issuance of notes			540,000
Proceeds from private placement of common stock	1,725,000	2,412,756	4,205,500
Net cash provided by financing activities	1,212,977	2,387,853	4,016,411

Net increase in cash	510,574	529,184	571,840
Cash at beginning of the period	61,266	-	-
Cash at end of the period	$571,840	$529,184	$571,840

The accompanying notes are an integral part of the consolidated financial statements

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
CONSOLIDATED STATEMENTS OF CASH FLOW (Continued)

			April 11, 2007
			(Inception Date)
	Six Months Ended June 30,		to June 30,
	2012	2011	2012
Supplemental Disclosure of Cash Flow Information:

Cash paid for franchise taxes	$1,550	$800	$2,350

Cash paid for interest	$-	$-	$-

Supplemental Disclosure of Non-Cash Transactions:

Offering costs paid by stockholder	$-	$25,000	$25,000

Conversion of stockholder loan and interest into common stock	$443,761	$2,744	$446,505

Conversion of stockholder loan into capital - no shares issued	$-	$22,256	$22,256

Conversion of 7,529,999 warrants into 1,506,004 common shares	$722,882	$-	$722,882

Note payable - insurance financing	$-	$42,500	$42,500

Note issued for accounts payable	$-	$-	$7,500

Acquisition of intellectual property through note payable	$-	$700,000	$700,000

Issuance of 200,000 shares of common stock pursuant to price
protection provision in subscription agreement	$20,000	$-	$20,000

Financing costs through issuance of restricted common stock	$-	$-	$60,000

The accompanying notes are an integral part of the consolidated financial statements

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
Notes to Consolidated Financial Statements
June 30, 2012 and 2011

NOTE 1 – NATURE OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization & Business Activities
MYOS Corporation, formerly known as Atlas Therapeutics Corporation (the "Company"), was incorporated under the laws of the State of Nevada on April 11, 2007. On February 25, 2011, the Company entered into an agreement to purchase certain intellectual property from Peak Wellness, Inc. (the "Acquisition"). Since the Acquisition, the Company’s business focus has been on the discovery, development and commercialization of therapeutic products, nutritional supplements and other technologies aimed at improving the health and performance of muscle tissue (see Note 8 – Intellectual Property Purchase Agreement). The Company has only realized revenues of $467,904 through June 30, 2012 without fully implementing its plan of operations and therefore is still considered a development stage company.

Depreciation
The cost of property and equipment will be depreciated over the estimated useful life of 4 to 7 years. Depreciation is computed using the straight-line method when assets are placed in service.

Basis of Accounting and Principles of Consolidation
The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles and include the accounts of the Company and its wholly-owned subsidiary, Atlas Acquisition Corp. (formed on February 23, 2011 to facilitate the purchase of the intellectual property discussed in Note 8). All material intercompany balances and transactions have been eliminated.

Cash Equivalents
The Company considers all highly liquid investments purchased with a maturity of three months or less to be a cash equivalent.

Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues & expenses during the reporting period.

Fair Value of Indefinite-Lived Intangible Assets
The Company's policy is to evaluate indefinite-lived intangible assets for possible impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. An intangible asset with an indefinite life (the intellectual property) is evaluated for possible impairment by comparing the fair value of the asset with its carrying value. Fair value is estimated as the discounted value of future revenues arising from a trademark using a royalty rate that an independent party would pay for use of that trademark. An impairment charge is recorded if the trademark's carrying value exceeds its estimated fair value. An impairment charge is recorded if the carrying value of the goodwill exceeds its implied fair value. See Note 8 for information related to impairment charges recorded in 2011 for indefinite-lived intellectual property intangible assets.

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
Notes to Consolidated Financial Statements
June 30, 2012 and 2011

Revenue Recognition
The Company recognizes revenue when products are shipped and collection is reasonably assured.

Inventories
Inventories are stated at the lower of cost or market, with cost generally determined on a first-in, first-out basis.

Advertising
The Company charges the costs of advertising to expense as incurred. The Company incurred $1,000 of advertising and promotional costs for the period ended June 30, 2012 and $359,489 since its inception.

Fixed Assets
Fixed assets consists solely of office equipment and are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of 5 to 7 years. Repair and maintenance costs are expensed as incurred. Depreciation expense for the period ended June 30, 2012 was $452.

Concentrations of Risk
The Company's bank accounts are deposited in insured institutions. From December 31, 2010 through December 31, 2012, all non-interest-bearing transaction accounts will be fully insured by the FDIC, regardless of the balance of the account and the ownership capacity of the funds. Since all of the Company's cash in banks at June 30, 2012 were deposited in a checking account which is considered a noninterest-bearing transaction account, all of its funds are currently insured regardless of the balance. Subsequent to June 30, 2012, as a result of the proceeds from private placement described in Note 11, we had substantially higher balances in interest bearing accounts and, accordingly, are now subject to the risk of uninsured bank balances.

Equity Based Compensation
The Company accounts for equity-based compensation under the provisions of ASC 718-10 Compensation - Stock Compensation and ASC 505-50 Equity Based Payments to Non-Employees. ASC 718 requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. For stock options and restricted stock that do not vest immediately but which contain only a service vesting feature, we recognize compensation cost on the unvested shares and options on a straight-line basis over the remaining vesting period, net of any projected forfeitures
.
The Company uses the Black-Scholes option-pricing model as its method of valuation for share-based compensation. Our determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to our expected stock price volatility over the term of the awards, and certain other market variables such as the risk free interest rate. Equity-based compensation expense for awards to employees and non-employees recognized was $380,666 and $1,600,933 for the periods ended June 30, 2012 and 2011, respectively.

Comprehensive Loss
The Company had no items of other comprehensive income or expense for the years ended June 30, 2012 and 2011, respectively.  Accordingly, the Company's comprehensive loss and net loss are the same for all periods presented.

Segment Information
ASC 280, “Disclosures about Segments of an Enterprise and Related Information”, establishes standards for reporting information regarding operating segments in annual consolidated financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance. The Company operates in a single segment, internally reports the results of operations for that segment and the information disclosed herein materially represents all of the financial information related to the single operating segment.

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
Notes to Consolidated Financial Statements
June 30, 2012 and 2011

Fair Value Measurement
The Company adopted the provisions of ASC 820 “Fair Value Measurements and Disclosures” on January 1, 2009, the beginning of our 2009 fiscal year. ASC 820 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements are separately disclosed by level within the fair value hierarchy. As originally issued, it was effective for fiscal years beginning after November 15, 2007, with early adoption permitted. It does not require any new fair value measurements. It only applies to accounting pronouncements that already require or permit fair value measures, except for standards that relate to share-based payments.

On February 12, 2008, the FASB allowed deferral of the effective date of ASC 820 for one year, as it relates to nonfinancial assets and liabilities. Accordingly, our adoption related only to financial assets and liabilities. Upon adoption ASC 820, there was no cumulative effect adjustment to beginning retained earnings and no impact on the consolidated financial statements as of December 31, 2010 and 2009, respectively.

Valuation techniques considered under ASC 820 techniques are based on observable and unobservable inputs. The ASC classifies these inputs into the following hierarchy:

Level 1 inputs are observable inputs and use quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date and are deemed to be most reliable measure of fair value.

Level 2 inputs are observable inputs and reflect assumptions that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the reporting entity. Level 2 inputs includes 1) quoted prices for similar assets or liabilities in active markets, 2) quoted prices for identical or similar assets or liabilities in markets that are not active, 3) observable inputs such as interest rates and yield curves observable at commonly quoted intervals, volatilities, prepayment speeds, credits risks, default rates, and 4) market-corroborated inputs.

Level 3 inputs are unobservable inputs and reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability based on the best information available under the circumstances.

In October 2008, the FASB clarified the application of ASC 820 in determining the fair value of a financial asset when the market for that financial asset is not active.

The Company adopted the provisions of ASC 825, “The Fair Value Option for Financial Assets and Liabilities”, on January 1, 2009, the beginning of our 2009 fiscal year. ASC 825 permits us to choose to measure certain financial assets and liabilities at fair value that are not currently required to be measured at fair value (the “Fair Value Option”). Election of the Fair Value Option is made on an instrument-by-instrument basis and is irrevocable. At the adoption date, unrealized gains and losses on financial assets and liabilities for which the Fair Value Option has been elected are reported as a cumulative adjustment to beginning retained earnings.

Our intangible assets are valued and tested for impairment using Level 3 inputs (see Note 8). In the process of the valuation of the intangible asset, we determined that the carrying cost exceeded the fair value at December 31, 2011 and we recorded an impairment charge and adjusted the balance of the asset to reflect the fair value.

Basic and Diluted Income (Loss) per Share
In accordance with ASC 260, Earnings Per Share, the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed in a manner similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At June 30, 2012 and 2011, the Company’s stock equivalents were anti-dilutive and excluded in the diluted loss per share computation. The aggregate number of potentially dilutive warrants and options outstanding at June 30, 2012 were 2,254,998.

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
Notes to Consolidated Financial Statements
June 30, 2012 and 2011

Income Taxes
Income taxes are accounted for under the asset and liability method in accordance with ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial carrying amounts of existing assets and liabilities and their respective tax bases as well as operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance to the extent that the recoverability of the asset is unlikely to be recognized.

The Company follows ASC 740 rules governing uncertain tax positions, which provides guidance for recognition and measurement. This prescribes a threshold condition that a tax position must meet for any of the benefits of the uncertain tax position to be recognized in the financial statements. It also provides accounting guidance on recognition, classification and disclosure of these uncertain tax positions. The Company has no uncertain income tax positions.

Interest costs and penalties related to income taxes are classified as interest expense and selling, general and administrative costs, respectively, in the Company's financial statements. For the six months ended June 30, 2012 and 2011, the Company did not recognize any interest or penalty expense related to income taxes. The Company files income tax returns in the U.S. federal jurisdiction and states in which it does business.

NOTE 2- PRIVATE PLACEMENTS OF RESTRICTED COMMON STOCK

During April 2007, the Company sold 28,000,000 (after adjusting for the 1 to 14 split) shares of its common stock to its founders for cash proceeds of $5,000. During December 2007, the company sold 21,000,000 (after adjusting for the 1 to 14 split) shares of its common stock in a private placement for cash of proceeds $75,000.

From February 25 through July 12, 2011, the Company issued an aggregate of 8,134,997 shares of common stock and warrants to purchase 8,134,997 shares of common stock to certain investors (the “Private Placements”). Each warrant has a three-year term and is exercisable at $0.60 per share (currently at $.10 due to the triggering of a down round full ratchet anti dilution provision). The warrants are redeemable by the Company in the event the Company’s common stock exceeds $3.00 for twenty of thirty trading days. The Company granted piggy-back registration rights for the securities issued in the Private Placements.

On December 2, 2011, one investor purchased 200,000 shares for gross proceeds of $40,000 in a private placement. The subscription agreement contains a "Purchase Price Protection" clause that grants the investor additional shares in the event of a private placement during the 10 month period from the date of the investment at a price per share less than the investor's purchase price. The additional shares shall be issued for no additional payment such that the total per share price paid by this investor will equal the amount paid by investors in such later private placement. In April 2012, the Company issued an additional 200,000 shares to the investor as a result of the price protection provision.

During February and March 2012, the Company issued an aggregate of 10,250,000 shares of restricted common stock to certain accredited investors in a private placement and received aggregate gross proceeds of $1,025,000. The securities are subject to piggyback registration rights.

In April 2012, the Company issued an aggregate of 1,000,000 shares of restricted common stock to one accredited investor in a private placement and received aggregate gross proceeds of $100,000. The securities are subject to piggyback registration rights.

In June 2012, the Company issued an aggregate of 2,400,000 shares of restricted common stock to certain accredited investors in a private placement and received aggregate gross proceeds of $600,000. The securities are subject to piggyback registration rights.

See subsequent events for private placements of restricted common stock in July 2012.

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
Notes to Consolidated Financial Statements
June 30, 2012 and 2011

The Company received aggregate gross proceeds of $4,205,500 from the private placements as follows:

Date	Shares	Gross Proceeds	Related Warrant Liability at Inception	Related Warrant Liability at June 30, 2012
February 25, 2011	4,766,666	$1,430,000	$2,350,251	$49,583
May 31, 2011	1,409,999	423,000	1,186,859	191,307
June 27, 2011	1,874,999	562,500	1,243,838	18,001
July 12, 2011	83,333	25,000	57,742	-
December 2, 2011	200,000	40,000	-	-
February 10, 2012	3,250,000	325,000	-	-
February 14, 2012	4,000,000	400,000	-	-
March 7, 2012	1,000,000	100,000	-	-
March 15, 2012	1,750,000	175,000	-	-
March 22, 2012	250,000	25,000	-	-
April 9, 2012	1,000,000	100,000	-	-
April 24, 2012	* 200,000	-	-	-
June 28, 2012	2,400,000	600,000	-	-
	22,184,997	$4,205,500	$4,838,690	$258,891

* Shares issued under price protection provision of subscription agreement as described above.

The warrants are subject to full ratchet anti-dilution protection if the Company sells shares or share-indexed financing instruments at less than the $0.60 exercise price. Repricing events occurred twice since the warrants were issued, once to $0.20 on December 2, 2011 and again to $0.10 on February 10, 2012 as a result of private placements of restricted common stock. The warrants issued in this financing arrangement did not meet the conditions for equity classification and are required to be carried as a derivative liability, at fair value. Management estimates the fair value of the warrants on the inception dates, and subsequently at each reporting period, using the Black-Scholes option-pricing model, adjusted for dilution, because that technique embodies all of the assumptions (including volatility, expected terms, dilution and risk free rates) that are necessary to determine the fair value of freestanding warrants.

On June 27, 2012, holders owning an aggregate of 7,529,999 warrants exchanged those warrants for 1,506,004 shares of common stock.

NOTE 3 - RECENT ACCOUNTING PRONOUNCEMENTS

The Company does not believe that the adoption of any recently issued, but not yet effective, accounting standards will have a material effect on its financial position and results of operations.

NOTE 4 - ADVANCES, ACCOUNTS PAYABLE AND ACCRUED EXPENSES -  RELATED PARTIES

A former officer/director advanced an aggregate $45,911 to the Company in 2010 and 2009, which was the balance due at December 31, 2011. The aggregate balance due to all related parties for advances, accounts payable and accrued expenses at June 30, 2012 was $45,911. The advances and other amounts due are all non-interest bearing and due and payable upon demand.

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
Notes to Consolidated Financial Statements
June 30, 2012 and 2011

NOTE 5 - NOTES AND LOANS PAYABLE

Convertible Notes Payable
On November 29, 2011, the Company received aggregate proceeds of $400,000 from two individuals ($150,000 of which was from a director of the Company) on notes payable bearing interest at 18%, due on May 29, 2012 and convertible into common stock at the rate of $0.20  per share or an adjusted lower rate determined by reference to a subsequent qualified financing. As additional consideration, the note holders were issued an aggregate of 400,000 shares of common stock valued at $0.15 per share for an aggregate of $60,000. The value of the shares issued were recorded as deferred financing costs and were amortized over the 6 month term of the notes. The unamortized balances were  $NIL at June 30, 2012 and $49,451 at December 31, 2011. Related amortization expense was $49,451 for the six months ended June 30, 2012.

On June 28, 2012, the aggregate principal of $400,000 and the accrued interest of $41,800 on the note was converted into 2,209,000 shares of restricted common stock at $0.20 per share, the value of which exceeded the principal and interest by $760,566 on the conversion date . This amount was charged to operations as an expense in the period ended June 30, 2012.

Notes Payable to Director
A director loaned the Company $99,500, of which $60,000 was advanced on September 29, 2011 and is evidenced by an unsecured note payable which was due on October 29, 2011 bearing interest at 3%; $10,000 was advanced in October 2011; $10,000 was advanced in December 2011 for direct payment to a vendor and $19,500 of which was advanced in January 2012 for direct payments to vendors. On June 28, 2012, the principal plus accrued interest on the loans and advances of $1,961 (aggregate of $101,461) were converted into 507,306 shares of common stock at $0.20 per share.

Note Payable
On May 20, 2010, the Company issued a note for $7,500 bearing interest at 5% in exchange for Maremanno Corporation’s payment of $7,500 on an open account payable balance.  The note is due and payable upon demand. The principal balance of the note remained $7,500 at both June 30, 2012 and December 31, 2011. Accrued interest payable on this note was $701 and $982 as of June 30, 2012 and December 31, 2011, respectively.

Loan Payable
In November and December 2011, an unrelated third party loaned the Company an aggregate of $60,000, payable on demand without interest. The loan was repaid in February 2012.

Note Payable to Stockholder
On June 15, 2012, a stockholder loaned the Company $65,000, payable on July 15, 2012 without interest. The loan was repaid in July 2012.

See Note 8 for a description of the terms of the note payable to Peak Wellness, Inc. for the acquisition of intellectual property.

NOTE 6 - CAPITAL STOCK

On February 12, 2010, the Company’s articles of incorporation were amended to increase the number of authorized preferred shares to 25,000,000 and the number of authorized common shares to 300,000,000. The Company’s 3,500,000 common shares outstanding were also forward split on a 14 shares for 1 basis with the result that 49,000,000 shares were issued and outstanding on that date. The accompanying financial statements reflect the forward stock split on a retroactive basis.

NOTE 7 - WARRANTS AND OPTIONS

During the year ended December 31, 2011, the Company issued a total of 8,284,999 warrants to purchase restricted common stock. Of those warrants, 8,134,999 were issued to private placement investors which are subject to down round full ratchet anti dilution provisions requiring periodic repricing if shares are later offered at lower prices.  In May 2012 holders of 7,529,999 warrants received 1,506,004 shares of restricted common stock in exchange for those warrants.

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
Notes to Consolidated Financial Statements
June 30, 2012 and 2011

The following tables summarize warrants issued during the year ended December 31, 2011 to private placement stockholders and consultants. For the six months ended June 30, 2012, no warrants were issued and no expense was recognized.

Grant Date	Number of Warrants Issued	Number of Warrants Exchanged	Number of Warrants Outstanding	Exercise Price Original/Repriced	Expiration Term in Years
February 25, 2011 (A)	4,766,666	4,650,000	116,666	$0.60 /$0.10	2.67
May 31, 2011 (A)	1,409,999	963,333	446,666	$0.60/$0.10	2.92
June 27, 2011 (A)	1,875,001	1,833,333	41,668	$0.60/$0.10	3.00
June 27, 2011 (B)	100,000	-	100,000	$1.00	2.00
July 12, 2011 (A)	83,333	83,333	-	$0.60/$0.10	3.00
December 27, 2011 (B)	50,000	-	50,000	$1.00	2.00

(A) Private placement warrants (these warrants are subject to down round full ratchet anti dilution provisions and based on the 2012 private placements at $0.10 per share, the exercise price has been adjusted to $0.10 until such later time as a lower down round offering takes place)
(B) Sponsorship agreement, including put option - see Note 10

Activity in warrants for each of the year ended December 31, 2011 and the six months  ended June 30, 2012 is summarized as follows:

	Shares Under Warrants	Weighted Average Exercise Price Original/Repriced
Balance at January 1, 2011	-
Warrants granted	8,284,997	$0.61/$0.10
Warrants exercised	-
Warrants cancelled/expired	-
Balance at December 31, 2011	8,284,997	$0.61/$0.10
Warrants granted	-
Warrants exercised	-
Warrants cancelled/exchanged/expired	(7,529,999)
Balance at June 30, 2012	754,998	$0.61/$0.10

The following table summarizes information about warrants outstanding and exercisable at June 30, 2012. As all warrants currently outstanding are fully and immediately vested at issuance, the information for both outstanding and exercisable are identical.

Warrants Outstanding and Exercisable
Range of Exercise Price		Warrants Outstanding and Exercisable	Weighted Average Remaining Contractual Life
$0.60	(A)	604,998	2.30
$1.00		150,000	1.66
(A) The exercise price decreased to $0.10 in 2012 upon the closing of certain private placements

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
Notes to Consolidated Financial Statements
June 30, 2012 and 2011

The following table summarizes the assumptions used to value the warrants using the Black-Scholes option pricing model:

	Grant Date	Number of Warrants Issued/ Outstanding	Stock Price on Measurement Date	Exercise Price	Expected Term	Expected Volatility	Dividend Yield	Risk Free Rate
(A)	02/25/11	4,766,666	$0.500	$0.60	3.00	285.20%	0.00%	1.48%
(B)	Remeasurement	116,666	$0.480	$0.10	1.92	184.00%	0.00%	0.51%
(A)	05/31/11	1,409,999	$0.850	$0.60	3.00	208.89%	0.00%	0.79%
(B)	Remeasurement	446,666	$0.480	$0.10	2.17	184.00%	0.00%	0.51%
(A)	06/27/11	1,874,999	$0.670	$0.60	3.00	295.31%	0.00%	0.64%
(B)	Remeasurement	41,668	$0.480	$0.10	2.25	184.00%	0.00%	0.51%
(A)	07/12/11	83,333	$0.700	$0.60	3.00	278.00%	0.00%	0.42%
(B)	Remeasurement	-	$0.480	$0.10	2.33	184.00%	0.00%	0.51%
(C)	06/27/11	100,000	$0.670	$1.00	2.00	213.59%	0.00%	0.41%
(C)	12/23/11	50,000	$0.090	$1.00	2.00	209.00%	0.00%	0.28%

(A) Private placement warrants
(B) Remeasurement required at end of each period because of the down round full ratchet anti dilution provision
(C) Sponsorship agreement, including put option - see Note 10

In July and August 2011, the Company issued an aggregate of 1,250,000 options to purchase restricted common stock to the following directors and scientific advisory board members (see Note 10).

Issued to and Grant Date	Number of Options	Exercise Price	Expiration Term in Years
Dr. Louis Aronne - director - July 14, 2011	250,000	$0.64	10
Dr. Louis Aronne - scientific advisory board - July 14, 2011	500,000	$0.64	10
Dr. Robert Hariri - director - July 26, 2011	250,000	$0.69	10
Dr.Peter Diamandis - director -August 15, 2011	250,000	$0.45	10
Dr.Buzz Aldrin - director -May 24, 2012	250,000	$0.14	10

The following table summarizes the assumptions used to value the director/advisory board options using the Black-Scholes option pricing model:

Grant Date	Number of Options	Stock Price on Measurement Date	Exercise Price	Expected Term	Expected Volatility	Dividend Yield	Risk Free Rate
07/14/11	750,000	$0.640	$0.64	10.00	287.00%	0.00%	2.98%
07/26/11	250,000	$0.690	$0.69	10.00	285.00%	0.00%	2.99%
08/15/11	250,000	$0.450	$0.45	10.00	284.00%	0.00%	2.29%
05/24/12	250,000	$0.140	$0.45	10.00	187.00%	0.00%	1.77%

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
Notes to Consolidated Financial Statements
June 30, 2012 and 2011

Activity in stock options for each of the year ended December 31, 2011 and quarter ended June 30, 2012 is summarized as follows:

	Shares Under Options	Weighted Average Exercise Price
Balance at January 1, 2011	-
Options granted	1,250,000	$0.61
Options exercised	-
Options cancelled/expired	-
Balance at December 31, 2011	1,250,000	$0.61
Options granted	250,000	0.14
Options exercised	-
Options cancelled/expired	-
Balance at June 30, 2012	1,500,000	$0.53

At June 30, 2012, the weighted-average remaining term of the options was 9.07 years and the aggregate intrinsic value was $81,250. The aggregate unvested cost of the options at June 30, 2012 was $420,850.

The following table summarizes information about options outstanding and exercisable at June 30, 2012.

Options Outstanding			Options Exercisable
Range of Exercise Price	Options Outstanding	Weighted Average Remaining Contractual Life	Range of Exercise Price	Options Exercisable	Weighted Average Remaining Contractual Life
$0.64	750,000	9.04	$0.64	208,333	9.04
$0.69	250,000	9.08	$0.69	83,333	9.08
$0.45	250,000	9.13	$0.45	83,333	9.13
$0.14	250,000	9.92	$0.14	83,333	9.90

NOTE 8 – INTELLECTUAL PROPERTY PURCHASE AGREEMENT

On February 25, 2011, the Company, Atlas Acquisition Corp., a wholly-owned subsidiary of the Company formed in February 2011 (“Atlas Sub”), and Peak Wellness, Inc. (“Peak”), entered into and consummated an Intellectual Property Purchase Agreement (the “Purchase Agreement”), pursuant to which Atlas Sub purchased certain intellectual property assets from Peak (the “Acquisition”). Pursuant to the Purchase Agreement, the Company acquired from Peak all intellectual property pertaining to MYO-T12, a natural-myostatin inhibitor, including the formula and process for making MYO-T12, certain trademarks, trade secrets, patent applications and certain domain names.  The aggregate consideration for MYO-T12 was $4,662,000 paid in cash, a promissory note and shares of common stock. The contractually stated purchase price for the assets was $1,150,000, of which $450,000 was paid in cash and $700,000 via the issuance of the promissory note. Additionally, the Company issued 7,024,000 shares of common stock with an aggregate fair value of $3,512,000 to Peak as part of the purchase price of MYO-T12, representing 12% of the fully diluted voting common stock of the Company on the date of the Acquisition.

In connection with the Purchase Agreement, the Company issued a secured promissory note to Peak (the “Promissory Note”) in the amount of $700,000 with interest accruing at an interest rate of 3% per annum.  The Promissory Note was payable in two installments as follows: $350,000 plus accrued interest was due within 180 days after the closing date of the Agreement (originally August 25, 2011 but extended to the earlier of November 30, 2011 or the closing of a certain financing and paid on November 29, 2011) and $350,000 plus accrued interest was due on the first anniversary of the closing date of the Agreement and paid on February 21, 2012.

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
Notes to Consolidated Financial Statements
June 30, 2012 and 2011

In connection with the Purchase Agreement and the Promissory Note, the Company entered into a security agreement with Peak to secure the payments due under the Promissory Note (the “Security Agreement”). Pursuant to the Security Agreement, the Company granted Peak a continuing security interest in the assets purchased from Peak. The Security Agreement also secured all of the Company’s obligations to Peak, whether related or unrelated to the Promissory Note. The security interest was released in February 2012 upon payment of the final installment of the Promissory Note. On the closing date of the Acquisition, new officers and a new director were appointed to serve the Company.

The Company completed its annual impairment testing for indefinite-lived intangible assets after the fourth quarter of 2011. Based on (i) assessment of current and expected future economic conditions, (ii) trends, strategies and projected revenues from sales of MYO-T12® and (iii) assumptions similar to those that market participants would make in valuing the Company's intangible assets, management determined that the carrying values of the intellectual property intangible assets exceeded its fair value. Accordingly, the Company recorded noncash impairment charges totaling $2,662,000 for the year ended December 31, 2011, reducing the MYO-T12 intellectual property asset to its fair value of $2,000,000.

NOTE 9 - INCOME TAXES

The Company has the following deferred tax assets and liabilities:

	June 30, 2012	December 31, 2011
Noncurrent assets and liabilities
Intellectual property	$1,000,000	$1,038,000
Net operating loss carryforwards	1,285,000	843,000
	2,285,000	1,881,000
Valuation allowance	(2,285,000)	(1,881,000)
Net deferred tax asset	$-	$-

The valuation allowance for the deferred tax asset increased by $404,000 for the six months ended June 30, 2012.

The Company has net operating losses amounting to approximately $3,212,000 that expire in various periods through 2031. The ultimate realization of the net operating losses is dependent upon future taxable income, if any, of the Company and may be limited in any one period by alternative minimum tax rules. Although management believes that the Company will have sufficient future taxable income to absorb the net operating loss carryovers before the expiration of the carryover period, the current global economic crisis imposes additional profitability risks that are beyond the Company’s control. Accordingly, management has determined that a full valuation allowance of the deferred tax asset is appropriate at this time.

Internal Revenue Code Section 382 imposes limitations on the use of net operating loss carryovers when the stock ownership of one or more 5% shareholders (shareholders owning 5% or more of the Company’s outstanding capital stock) has increased by more than 50 percentage points. Management intends to carefully monitor share ownership of 5% shareholders but cannot control the ownership changes occurring as a result of public trading of the Company’s Common Stock. Accordingly, there is a risk of an ownership change beyond the control of the Company that could trigger a limitation of the use of the loss carryover.

The Company has no uncertain income tax positions.

The tax years ended December 31, 2007 through 2011 are open for examination by federal and state taxing authorities. The Company has not filed all required federal and state income tax returns for years prior to 2010.

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
Notes to Consolidated Financial Statements
June 30, 2012 and 2011

The statutory federal income tax rate and the effective rate are reconciled as follows:

	June 30, 2012	December 31, 2011
Statutory federal income tax rate	34%	34%
State taxes, net of federal tax benefit	5%	5%
Valuation allowance	(39)%	(39)%
Net deferred tax asset	-%	-%

NOTE 10 - COMMITMENTS, CONTINGENCIES AND OTHER COMMENTS

Distribution Agreement
On May 16, 2012, the Company entered into a distribution agreement (the “Distribution Agreement”) with Maximum Human Performance, a company engaged in the development, marketing and distribution of nutritional and other therapies for consumer use (“MHP”). Pursuant to the Agreement, MHP will, on an exclusive basis, provide marketing, sales and distribution of MYO-T12, in retail and other outlets.  MHP agreed to pay the Company $195,301 upon the execution of the Distribution Agreement, with such amount to be credited against future purchase orders by MHP. The Distribution Agreement also provides additional supply and payment rights to MHP, on a non-exclusive basis, upon the termination of MHP’s exclusivity rights. The term of the Distribution Agreement is one year, with an effective date for exclusivity beginning on September 29, 2012. In the event MHP achieves certain sales targets for MYO-T12, the exclusivity provisions of the Distribution Agreement will be extended for an additional one or two years.

Employment Agreements

J.B. Bernstein: On February 25, 2011, the Company entered into an employment agreement with J.B. Bernstein, pursuant to which Mr. Bernstein served as Chief Executive Officer of the Company. The employment agreement was amended effective as of March 1, 2011.  On April 30, 2012, J.B. Bernstein resigned from his positions as President and Chief Executive Officer and as a member of the Company’s board of directors. In connection with his resignation, Mr. Bernstein entered into a consulting agreement with the Company (the “Consulting Agreement”), pursuant to which Mr. Bernstein will be entitled to a consulting fee of $5,000 per month during the six-month term of the Consulting Agreement. The Consulting Agreement also includes confidentiality and non-competition obligations and provisions for intellectual property assignments by Mr. Bernstein.

Carlon Colker MD, FACN: On February 25, 2011, concurrent with the closing of the Acquisition, the Company entered into an employment agreement with Carlon Colker, MD, FACN, pursuant to which Dr. Colker will serve as Chief Medical Officer and Executive Vice President of the Company. On June 14, 2012, Dr. Carlon Colker resigned from his positions as Chief Medical Officer and Executive Vice President. Simultaneously with his resignation, Dr. Colker agreed to serve on the Company’s Scientific Advisory Board.  In connection with his appointment to the Scientific Advisory Board, Dr. Colker entered into an advisory board agreement with the Company, pursuant to which the Company issued him 300,000 shares of common stock. The Agreement also includes standard confidentiality and non-competition obligations and provisions for intellectual property assignments by Dr. Colker.

Peter A. Levy: On February 10, 2012, the Company entered into an employment agreement (the “Agreement”) with Peter Levy, age 51, pursuant to which Mr. Levy will serve as the Company’s Chief Operating Officer and Executive Vice President.

Pursuant to the terms of the Agreement, Mr. Levy will work for the Company on a full-time basis and will receive an annual base salary of $200,000.  Mr. Levy will be entitled to such bonus compensation (e.g. cash, stock or other property) as determined by the Company’s board of directors in its sole discretion. In addition, upon signing, Mr. Levy was granted 500,000 shares of the Company’s common stock, which shares will vest semi-annually commencing on August 10, 2012. The term of the Agreement is two years, and the Agreement will automatically renew for successive two-year periods, unless a notice of non-renewal is provided by either party more than 60 days prior to the expiration date of the term.

In the event Mr. Levy’s employment with the Company is terminated as a result of his death, his estate will be entitled to receive any accrued and unpaid compensation through the date of termination and certain benefits for six months following the date of termination. In addition, all of his unvested options will expire immediately and any vested options will expire twelve months following the date of termination.  In the event Mr. Levy’s employment with the Company is terminated as a result of a disability, he will be entitled to receive his base salary for six months following the date of termination and certain benefits for twelve months following the date of termination. In addition, all of his unvested options will expire immediately and any vested options will expire twelve months following the date of termination.

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
Notes to Consolidated Financial Statements
June 30, 2012 and 2011

In the event Mr. Levy’s employment with the Company is terminated for any reason other than death or disability, he will be entitled to receive any accrued and unpaid compensation through the date of termination. If he is terminated without cause (as defined in the Agreement) or resigns for good reason (as defined in the Agreement), all of his unvested options will vest immediately and any vested options will expire twelve months following the date of termination. If Mr. Levy is terminated for cause, all unvested options will expire immediately and any vested options will expire three months following the date of termination. In lieu of any severance payment, Mr. Levy is entitled to receive $40,000 on the effective date of the Agreement.

Sponsorship Agreement
On June 27, 2011, the Company entered into a one year agreement with a celebrity spokesperson pursuant to which the spokesperson agreed to perform certain services for the Company and granted the Company the worldwide right to use the spokesperson’s name and approved image in various media. The agreement provided for cash compensation of $150,000 in three equal installments of $50,000, all of which has been paid prior to June 30, 2012. Royalties at the rate of $0.50 per unit sold are payable to the spokesperson for the term of the agreement and an additional 12 months thereafter. The agreement expired in June 2012.

The agreement also provided for the issuance of warrants to purchase 150,000 shares of common stock, 100,000 of which were issued upon signing of the agreement and 50,000 of were issued in December 2011. The warrants have a term of two years with an exercise price of $1.00 per share. The warrants further provide that in the event (a) the trading price of the common stock of the Company on its principal trading market does not exceed $2.00 within two years of issuance and (b) the warrants were not exercised prior to such time, then the spokesperson shall have the right to sell any unexercised portion of the warrants to the Company in exchange for $1.00 for each share of common stock underlying the unexercised portion of the warrants.

The 100,000 warrants issued upon execution of the agreement and the 50,000 warrants issued in December 2011 were valued at $88,600 and $48,050, respectively, using a Black-Scholes option pricing model and determining that the put option was the predominant feature of the instrument.

Director and Advisory Board Agreements:

Dr. Louis Aronne:
On July 14, 2011, the Company entered into two separate agreements with Dr. Louis Aronne to be a member of the Board of Directors and the Scientific Advisory Board.

The director agreement provides for compensation in the form of 100,000 shares of restricted common stock vesting in five equal annual installments commencing on execution of the agreement and an option to purchase 250,000 shares of common stock at an exercise price of $0.64 for 10 years vesting over a period of 3 years, the first installment of which vested immediately. Upon a Change of Control, the unvested shares and the option will vest immediately. The advisory board agreement has a term of 5 years and provides for the issuance of 500,000 shares vesting in five equal annual installments commencing July 14, 2012 and an option to purchase 500,000 shares at $.64 per share vesting in four equal annual installments, and the first installment vested immediately upon the execution of the agreement.  Upon a Change of Control, all unvested option shall immediately vest.

Dr. Robert Hariri:
On July 26, 2011, the Company entered into an agreement with Dr. Robert Hariri to be a member of the Board of Directors. The director agreement provides for 100,000 shares of restricted common stock vesting in five equal annual installments (the first installment of which vested immediately) and an option to purchase 250,000 shares of common stock at an exercise price of $0.69 for 10 years vesting over a period of 3 years, the first installment of which vested immediately. Upon a Change of Control, the unvested shares and the option shall immediately vest.

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
Notes to Consolidated Financial Statements
June 30, 2012 and 2011

Dr. Peter Diamandis:
On August 15, 2011, the Company entered into an agreement with Dr. Peter Diamandis to be a member of the Board of Directors. The director agreement provides for 100,000 shares of restricted common stock vesting in five equal annual installments commencing (the first installment of which vested immediately) and an option to purchase 250,000 shares of common stock at an exercise price of $0.45 for 10 years vesting over a period of 3 years, the first installment of which vested immediately. Upon a Change of Control, the unvested shares and the option shall immediately vest.

Dr. Buzz Aldrin: On May 24, 2012, the Company entered into an agreement with Dr. Buzz Aldrin to be a member of the Board of Directors. The director agreement provides for 100,000 shares of restricted common stock vesting in five equal annual installments commencing (the first installment of which vested immediately) and an option to purchase 250,000 shares of common stock at an exercise price of $0.14 for 10 years vesting over a period of 3 years, the first installment of which vested immediately. Upon a Change of Control, the unvested shares and the option shall immediately vest.

Stock-Based Compensation:
We do not have a formal stock compensation plan. Although we do not have a formal plan, we do grant restricted common stock awards to consultants from time to time. Additionally, during the six months ended June 30, 2012 and the year ended December 31, 2011, we granted options to directors to acquire an aggregate of 250,000 and 1,250,000 shares of restricted common stock, respectively. 423,611 have vested and 1,076,389 remain unvested at June 30, 2012. The vesting terms range from 3 to 4 years and the options have a weighted average remaining term of 9.21 years and a weighted average exercise price of $0.53 per share.

During the six months ended June 30, 2012, the Company issued an aggregate of 2,680,000 shares of restricted common stock to consultants and an officer for services. The 750,000 shares issued to an officer do not start to vest until August 2012. The shares issued were valued at trading prices on the date of issuance of between $.09 and $0.45 per share for an aggregate charge of $382,025.

NOTE 11 - SUBSEQUENT EVENT

Offering of Unregistered Securities
On July 6, 2012, the Company issued an aggregate of 19,980,000 shares of restricted common stock to accredited investors in a private placement and received aggregate gross proceeds of $4,995,000. The securities are subject to registration rights.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

MYOS CORPORATION

22,980,000 Shares of
Common Stock

PROSPECTUS

                          , 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of the various costs and expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated except the SEC registration fee:

SEC registration fee		$645.21
Accounting fees and expense
Printing expenses
Legal fees and expenses
Transfer Agent and Registrar fees
Miscellaneous
Total	$

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Charter and Bylaws

Our articles of incorporation and bylaws provide for the indemnification of a present or former director or officer. We will indemnify any director, officer, employee or agent who is successful on the merits or otherwise in defense on any action or suit.  Such indemnification shall include, but not necessarily be limited to, expenses, including attorney's fees actually or reasonably incurred by him.  We may indemnify such individual against all costs, expenses and liabilities incurred in a threatened, pending or completed action, suit or proceeding brought because such individual is a director or officer.  Such individual must have conducted himself in good faith and reasonably believed that his or her conduct was in, or not opposed to, our best interests.  In a criminal action, he or she must not have had a reasonable cause to believe that such conduct was unlawful.

Nevada Law

We are incorporated under the laws of the State of Nevada. Section 78.7502 of the Nevada Revised Statutes provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

Section 78.7502 further provides a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.751 of the Nevada Revised Statutes provides that discretionary indemnification under Section 78.7502 unless ordered by a court or advanced pursuant to subsection 2 of section 78.751, may be the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made by:

•	By the stockholders;

•	By the board of directors by majority vote of a quorum consisting of directors - who were not parties to the action, suit or proceeding;

•	If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

•	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

The Articles of Incorporation, the Bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

The indemnification and advancement of expenses authorized in or ordered by a court pursuant to NRS Section 78.751:

•
does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to section 78.7502 or for the advancement of expenses made pursuant to subsection 2 of section 78.751, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and

•	continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Other

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

In the three years preceding the filing of this Registration Statement, we have sold the following securities that were not registered under the Securities Act.

On July 26, 2012, we issued an aggregate of 600,000 shares of common stock to certain accredited investors. We received gross proceeds of $150,000 in the offering. No underwriting discounts or commissions were paid. The shares were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

Between June 26, 2012 and July 2, 2012, we entered into subscription agreements for a private placement with certain accredited and institutional investors. Pursuant to the agreement, we agreed to issue approximately 22.4 million shares of our common stock to the purchasers at a price of $0.25 per share, for aggregate proceeds of approximately $5.6 million. Chardan Capital Markets, LLC served as a placement agent in the offering and received 6.0% of the aggregate purchase price paid (or approximately $180,000) by the purchasers that it introduced to us.  The shares were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

Concurrent with the foregoing private placement, holders of our 18% unsecured convertible promissory notes in the aggregate principal amount of $400,000, or the Notes, including Dr. Robert J. Hariri, the chairman of our board of directors, agreed to convert the Notes and any accrued interest on the Notes into 828,375 shares of our common stock at a conversion price of $0.20 per share. In addition, Dr. Hariri agreed to convert $99,500 in other outstanding loans and advances and any accrued interest thereon for 507,306 shares of our common stock at a conversion price of $0.20 per share. The shares were issued in reliance upon an exemption from registration under Section 3(a)(9) of the Securities Act.

On April 9, 2012, we issued 1,200,000 shares of common stock to certain accredited investors, including 200,000 shares issued to a prior investor due to a price protection provision in its subscription agreement. We received gross proceeds of $100,000 in the offering. No underwriting discounts or commissions were paid. The shares were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

Between March 6, 2012 and March 22, 2012, we entered into subscription agreements with certain accredited investors pursuant to which we sold an aggregate of 3,000,000 shares of common stock for gross proceeds of $300,000. No underwriting discounts or commissions were paid. The shares were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

Between February 10, 2012 and February 14, 2012, we entered into subscription agreements with certain accredited investors pursuant to which we sold an aggregate of 7,250,000 shares of common stock for gross proceeds of $725,000. No underwriting discounts or commissions were paid. The shares were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

On November 29, 2011, we completed a private placement of $400,000 aggregate principal amount of unsecured convertible promissory notes, or the Notes, to certain accredited investors, including a Note in the amount of $150,000 to Dr. Robert Hariri, a member of our board of directors. The Notes were to mature on the earlier of (i) May 29, 2012 and (ii) our consummation of a debt or equity financing in excess of $500,000, or a Qualified Financing, unless earlier converted and bear interest at a rate of 18% per annum.  Interest on the Notes was to be due on the maturity date unless earlier converted. The Notes were to be convertible into shares of our common stock at a conversion price equal to the lower of: (i) $0.20 or (ii) the conversion rate or offering price, as applicable, for the securities sold in the Qualified Financing. As additional consideration for the Notes, we issued an aggregate of 400,000 shares of common stock to the purchasers, including 150,000 shares to Dr. Hariri. The Notes and the shares were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

On July 11, 2011, we issued 83,333 shares of common stock and warrants to purchase 83,333 shares of common stock to an accredited investor. Each warrant had a three-year term and was issued at an exercise price of 0.60 per share. We received gross proceeds of $25,000 in the offering. No underwriting discounts or commissions were paid. No underwriting discounts or commissions were paid. The shares were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

On June 27, 2011, we issued an aggregate of 1,874,999 shares of common stock and warrants to purchase 1,874,999 shares of common stock to certain accredited investors. Each warrant had a three-year term and was issued at an exercise price of 0.60 per share. We received gross proceeds of $562,500 in the offering. No underwriting discounts or commissions were paid. The shares were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

On May 31, 2011, we issued an aggregate of 1,409,999 shares of common stock and warrants to purchase 1,409,999 shares of common stock to certain accredited investors. Each warrant had a three-year term and was issued at an exercise price of 0.60 per share. We received gross proceeds of $423,000 in the offering. No underwriting discounts or commissions were paid. The shares were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

On February 25, 2011, we issued an aggregate of 4,766,666 shares of common stock and warrants to purchase 4,766,666 shares of common stock to certain accredited investors. Each warrant had a three-year term and was issued at an exercise price of 0.60 per share. We received gross proceeds of $1,430,000 in the offering. No underwriting discounts or commissions were paid. The shares were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

On February 25, 2011, we, Atlas Acquisition Corp., our wholly-owned subsidiary, and Peak Wellness, Inc., or Peak, entered into an intellectual property purchase agreement pursuant to which our subsidiary purchased from Peak the intellectual property pertaining to MYO-T12, a natural-myostatin inhibitor, including the formula, certain trademarks, trade secrets, patent applications and certain domain names.  In exchange for the assets, we paid Peak $1,150,000 (of which $450,000 was paid in cash and $700,000 via the issuance of a promissory note) and issued 7,024,000 shares of common stock to Peak.  The shares were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit No.	Description
3.1	Articles of Incorporation (1)
3.2	Bylaws (2)
3.3	Certificate of Amendment to Articles of Incorporation (3)
3.4	Articles of Merger filed with the Nevada Secretary of State (9)
4.1	Form of Warrant issued in 2011 Private Placements (4)
5.1**	Opinion of Ellenoff Grossman & Schole LLP
10.1	Intellectual Property Purchase Agreement, dated February 25, 2011, by and among the Registrant, Atlas Acquisition Corp. and Peak Wellness, Inc. (4)
10.2	Intellectual Property Assignment Agreement, dated February 25, 2011, by and among Atlas Acquisition Corp. and Peak Wellness, Inc. (4)
10.3	Employment Agreement between the Registrant and Peter Levy dated February 10, 2012 (5)
10.4	Form of Subscription Agreement, dated July 2, 2012, by and between MYOS Corporation and Purchasers (6)
10.5^	Distribution Agreement between the Registrant and Maximum Human Performance LLC dated May 16, 2012 (7)
16.1	Letter from Offices of Arshad M. Farooq, JD, CPA, dated April 5, 2011(8)
23.1***	Consent of Seligson & Giannattasio, LLP
23.2***	Consent of Offices of Arshad M. Farooq, JD, CPA
23.3**	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)
101.INS *	XBRL Instance Document
101.CAL *	XBRL Taxonomy Extension Calculation Linkbase Document
101.SCH *	XBRL Taxonomy Extension Schema Document
101.DEF *	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB *	XBRL Taxonomy Extension Labels Linkbase Document
101.PRE *	XBRL Taxonomy Extension Presentation Linkbase Document

* Previously filed
** To be filed by amendment
*** Filed herewith
^ Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been filed separately with the SEC.

(1)	Incorporated by reference to our Registration Statement on Form SB-2 (File Number 333-144082), filed on June 27, 2007.
(2)	Incorporated by reference to our Registration Statement on Form SB-2 (File Number 333-144082), filed on June 27, 2007.
(3)	Incorporated by reference to our Information Statement on Schedule 14C, filed on June 9, 2010.
(4)	Incorporated by reference to our Current Report on Form 8-K, filed on March 3, 2011.
(5)	Incorporated by reference to our Quarterly Report on Form 10-Q, filed on May 15, 2012.
(6)	Incorporated by reference to our Current Report on Form 8-K, filed on July 2, 2012.
(7)	Incorporated by reference to our Quarterly Report on Form 10-Q, filed on August 3, 2012.
(8)	Incorporated by reference to our Current Report on Form 8-K, filed on April 5, 2011.
(9)	Incorporated by reference to our Current Report on Form 8-K, filed on May 21, 2012.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)         That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)          Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 17th day of August, 2012.

MYOS CORPORATION

By: /s/ Peter Levy
Name: Peter Levy
Title: Chief Operating Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Peter Levy	Chief Operating Officer	August 17, 2012
Peter Levy	(Principal Executive Officer)

/s/ *	Chairman of the Board	August 17, 2012
Dr. Robert J. Hariri

/s/ *	Director	August 17, 2012
Dr. Louis Aronne

/s/ *	Director	August 17, 2012
Dr. Peter Diamandis

/s/ *	Director	August 17, 2012
Dr. Buzz Aldrin

*By:	/s/ Peter Levy
Peter Levy Attorney-in-Fact

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter Levy his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

/s/ Carl DeFreitas	Interim Chief Financial Officer	August 17, 2012
Carl DeFreitas	(Principal Financial and Accounting Officer)